Exhibit 10.1

ASSIGNMENT AND TRANSFER AGREEMENT

November 2, 2015

THIS ASSIGNMENT AND TRANSFER AGREEMENT (this “Assignment”) is made as of the date first written above by and between JAB Cosmetics B.V., a private limited company incorporated under the laws of the Netherlands (“Assignor”), and Coty Inc., a Delaware corporation (“Assignee” or, together with Assignor, the “Parties”).

WHEREAS, Assignor is party to that certain Shares and Trademarks Sale and Purchase Agreement, effective as of November 2, 2015 (the “Agreement”), by and among Assignor, Hypermarcas S.A., a publicly-held corporation organized under the laws of the Federative Republic of Brazil (“Hypermarcas”), Cosmed Indústria de Cosméticos e Medicamentos S.A., a closely-held corporation organized under the laws of the Federative Republic of Brazil (“Cosmed” or, together with Hypermarcas, the “Sellers”), and as intervening and consenting parties, Novita Distribuição, Armazenamento e Transportes S.A., a closely-held corporation organized under the laws of the Federative Republic of Brazil, and Savoy Indústria de Cosméticos S.A., a closely-held corporation organized under the laws of the Federative Republic of Brazil, a true, correct and complete copy of which is attached hereto as Exhibit A;

WHEREAS, each of the Board of Directors of Assignee and the Audit and Finance Committee of the Board of Directors of Assignee has reviewed and evaluated the acquisition of the beauty business of Hypermarcas on the terms and subject to the conditions contemplated by the Agreement (the “Transaction”) and, having determined that the Transaction serves the best interests of the Assignee and its stockholders, unanimously adopted, approved, ratified and confirmed such assignment in all respects the Assignee entering into the Transaction;

WHEREAS, in accordance with clause (ii) of Section 24.2 of the Agreement, the Assignor has delivered to Sellers a written notice, confirming the assignment and transfer of Assignor’s rights and obligations under the Agreement; and

WHEREAS, each of Assignor and Assignee desire that the Agreement, and all of the Assignor’s rights and obligations thereunder, be assigned to Assignee pursuant to this Assignment in order that Assignee may effectuate the Transaction.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. All capitalized terms appearing herein that are not otherwise defined herein shall have the meanings given to such terms in the Agreement.

2. Assignment. Pursuant to Section 24.2 of the Agreement, Assignor hereby sells, grants, conveys, assigns and transfers to Assignee its entire right, title and interest in and to the Agreement and all of Assignor’s rights and obligations thereunder.

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3. Assumption. Assignee hereby accepts Assignor’s right, title and interest in and to the Agreement and all of Assignor’s rights and obligations thereunder, and assumes and agrees with Assignors to unconditionally adhere to, perform and comply with and to be bound as of the date hereof by all of the terms, covenants, agreements, provisions and conditions of the Agreement and any other documents related thereto (the “Assumed Obligations”), in the same manner and with the same force and effect as if Assignee had originally executed the Agreement. Assignee shall indemnify, defend and hold harmless Assignor and its stockholders, directors, managing directors, officers, employees, subsidiaries and any other affiliates from and against any liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise, in each case arising from, in connection with, in respect of, or related in any manner whatsoever to, the failure by Assignee to fulfill any of the Assumed Obligations.

4. Successors and Assigns. This Assignment is binding between the Parties and shall inure to the benefit of the Parties and their respective successors and authorized assignees.

5. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the state of New York without regard to its choice-of-law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

6. Further Assurances. Subject to the terms and conditions of the Agreement, each of the Parties agrees to obtain, execute, acknowledge and deliver promptly upon request of the other Party such further agreements or instruments and to do, or cause to be done, such further acts and things as may be necessary or appropriate to complete the transactions contemplated hereby.

7. Assignments. Except as provided in Section 24.2 of the Agreement, neither this Assignment, nor the rights or obligations hereunder may be assigned by either of the Parties without the previous consent, in writing, of the other Party.

8. Severability. If any provision of this Assignment shall be held void, voidable, invalid or inoperative, no other provision of this Assignment shall be affected as a consequence thereof, and, accordingly, the remaining provisions of this Assignment shall remain in full force and effect, as if such void, voidable, invalid or inoperative provision had not been included herein. If any provision of this Assignment, or the enforcement of any provision hereof, with respect to any person or entity or circumstance, is void or unenforceable, then an appropriate and equitable provision shall replace it, with a view towards having this Assignment implemented to the maximum extent possible for it to be valid and enforceable, in accordance with the intent and objective of such void or unenforceable provision.

9. Entire Agreement. This Assignment and the Agreement, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations,

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agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

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IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the date first written above.

JAB COSMETICS B.V.

By:	/s/ Joachim Creus
Name: Joachim Creus
Title: Managing Director

By:	/s/ Andrea Oechsler-Steinhauser
Name: Andrea Oechsler-Steinhauser
Title: Managing Director

COTY INC.

By:	/s/ Jules P. Kaufman
Name: Jules P. Kaufman
Title: Senior Vice President, General Counsel & Secretary

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Exhibit A

Shares and Trademarks Sale and Purchase Agreement

By and Between

Hypermarcas S.A.,

Cosmed Indústria de Cosméticos e Medicamentos S.A.,

and

JAB Cosmetics BV

With respect to the sale of The “BPC Business”

As Intervening Parties

Novita Distribuição, Armazenamento e Transporte S.A.

and

Savoy Indústria de Cosméticos S.A.

São Paulo, November 2nd, 2015

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Shares and Trademarks Sale and Purchase Agreement

By this private instrument:

I.	On one side:

(a) Hypermarcas S.A., a publicly-held corporation, organized and existing under the Laws of the Federate Republic of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Rua Nova Cidade, 404, Vila Olímpia, Zip Code 04547-070, enrolled with the CNPJ/MF under No. 02.932.074/0001-91, herein represented in accordance with its bylaws, by its officers, Mr. Claudio Bergamo dos Santos, Brazilian citizen, married, business administrator, bearer of the Identity Card RG No. 8.765.296-1-SSP/SP and enrolled with the CPF/MF under No. 221.793.328-07, and Mr. Martim Prado Mattos, Brazilian citizen, married, business administrator, bearer of the Identity Card RG No. 27.978.664-5-SSP/SP and enrolled with the CPF/MF under No. 101.110.688-43, both resident and domiciled in the City of São Paulo, State of São Paulo, duly authorized to execute this Agreement, as it was declared by them, hereinafter referred to as “Hypermarcas”; and

(b) Cosmed Indústria de Cosméticos e Medicamentos S.A., a closely-held corporation, organized and existing under the Laws of the Federate Republic of Brazil, with headquarters in the City of Barueri, State of São Paulo, at Avenida Ceci, 282, módulo 1, Centro Empresarial Tamboré, Tamboré, ZIP Code 06460-120, enrolled with the CNPJ/MF under No. 61.082.426/0002-07, herein represented in accordance with its bylaws, by its officers, Mr. Martim Prado Mattos, Brazilian citizen, married, business administrator, bearer of the Identity Card RG No. 27.978.664-5-SSP/SP and enrolled with the CPF/MF under No. 101.110.688-43, and Mr. Carlos Roberto Scorsi, Brazilian citizen, married, business administrator, bearer of the Identity Card RG No. 13.389.345-SSP/SP and enrolled with the CPF/MF under No. 030.408.158-22, both resident and domiciled in the City of São Paulo, State of São Paulo, duly authorized to execute this Agreement, as it was declared by them, hereinafter referred to as “Cosmed”, and together with Hypermarcas, the “Sellers”.

II.	On the other side:

(c) JAB Cosmetics BV,, organized and existing under the Laws of the Netherlands, with headquarters in the City of Haarlem, at Oudeweg, 147, ZIP Code 2031, CC, herein represented in accordance with its incorporation documents, by its legal representatives, Mr. Markus Hopmann, and Mr. Joachim Creus, duly authorized to execute this Agreement, as it was declared by them, hereinafter referred to as the “Buyer”.

Sellers and Buyer hereinafter jointly referred to as the “Parties”, and each of them, individually and indistinctly referred to as a “Party”.

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III.	And as Intervening And Consenting Parties:

(d) Novita Distribuição, Armazenamento e Transportes S.A., a closely-held corporation, organized and existing under the Laws of the Federate Republic of Brazil, with headquarters in the City of Goiânia, State of Goiás, at Rua Iza Costa, 1.104, Quarter Area, Part Area, Mezzanine, suite A, Setor Fazenda Retiro, 74666-003, enrolled with the CNPJ/MF under No. 22.137.853/0001-02, herein represented according to its bylaws, by its officers, Mr. Martim Prado Mattos, Brazilian citizen, married, business administrator, bearer of the Identity Card RG No. 27.978.664-5-SSP/SP and enrolled with the CPF/MF under No. 101.110.688-43 and Mrs. Juliana Aguinaga Damião Salem, Brazilian citizen, married, lawyer, enrolled with the Brazilian Bar Association, Section of São Paulo (“OAB/SP”) under No. 285.697, and with the CPF/MF under No. 104.685.497-65, both resident and domiciled in the City of São Paulo, State of São Paulo, duly authorized to execute this Agreement, as it was declared by them, hereinafter referred to as “Novita”; and

(e) Savoy Indústria de Cosméticos S.A., a closely-held corporation, duly organized and existing under the Laws of the Federate Republic of Brazil, with headquarters in the City of Goiânia, State of Goiás, at Avenida C, 171, Quarter 403, part 14, 822, suite 2, Setor Jardim América, 74275-010, enrolled with the CNPJ/MF under No. 15.392.876/0001-06, herein represented according to its bylaws, by its officers, Mr. Martim Prado Mattos, Brazilian citizen, married, business administrator, bearer of the Identity Card RG No. 27.978.664-5-SSP/SP and enrolled with the CPF/MF under No. 101.110.688-43, and Mr. Carlos Roberto Scorsi, Brazilian citizen, married, business administrator, bearer of the Identity Card RG No. 13.389.345-SSP/SP and enrolled with the CPF/MF under No. 030.408.158-22, both resident and domiciled in the City of São Paulo, State of São Paulo, duly authorized to execute this Agreement, as it was declared by them, hereinafter referred to as “Savoy”;

Novita and Savoy jointly referred to herein as the “Companies”, and each of them individually referred to as the “Company.

Whereas:

I. Sellers own, directly and/or indirectly, tangible and intangible assets used in connection with the business of development, manufacturing, marketing and distributing the beauty and personal care products listed in Exhibit I, which is currently conducted by the Sellers (the “BPC Business”), and includes rights of intellectual property, selected working capital, employees, real estate and other assets used exclusively for the BPC Business, as defined herein;

II. as of the date of this Agreement, Hypermarcas is the holder of ninety-nine (99) common shares, representing 99% of the issued and outstanding shares of Novita, and Savoy is the holder of one (1) common share, representing 1% of the issued and outstanding shares of Novita which, on the Business Closing Date, will be held by Cosmed (the “Novita Shares”);

III. as of the date of this Agreement, Hypermarcas is the holder of eighteen billion, four hundred and sixty-eight million, three hundred and ninety-two thousand, fifty-

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nine (18.468.392.059) common shares, representing 100% of the issued and outstanding shares of Savoy, and on the Business Closing Date Novita will be the holder of common shares representing 100% less one of the issued and outstanding shares of Savoy, and Cosmed will be the holder of one share representing the issued and outstanding shares of Savoy (jointly, the “Savoy Shares”);

IV. subject to the terms and conditions set forth herein, Sellers desire to sell and transfer to Buyer, and Buyer desires to acquire from Sellers the BPC Business, through the acquisition of the Trademarks, as defined herein below, and the Novita Shares.

Now, therefore, in consideration of the representations, warranties, and covenants herein contained, the Parties, agree to enter into this Shares and Trademarks Sale and Purchase Agreement (“Agreement”), which shall be governed by the following clauses and conditions:

Chapter I. Definitions and Interpretation

Section 1. Definitions

1.1. Definitions. The following words, expressions, abbreviations with capital letters, not defined in others sections of this Agreement, shall have the meaning ascribed to them in this Section 1.1, except if otherwise herein expressly indicated or if the context is not compatible with any significance herein indicated:

Accounting Expert	has the meaning set forth in Section 4.3.3 of this Agreement.
Affiliate	with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with the former.
Agreement	means this Shares and Trademarks Sale and Purchase Agreement together with all of its Exhibits, as they may be amended from time to time in writing by the Parties.
Applicable Law	means any constitution, statute, law, regulation, rule, ruling, order, injunction, judgment or decree of or by any competent Governmental Authority or arbitration chamber.
Arbitral Tribunal	has the meaning set forth in Section 29.5 of this Agreement.
Arbitration Rules	has the meaning set forth in Section 29.2 of this Agreement.

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Auditing Report	has the meaning set forth in Section 4.3 of this Agreement.
Base Working Capital	has the meaning set forth in Section 4.2 of this Agreement.
BPC Assets	has the meaning set forth in Section 12.1.8(i) of this Agreement.
BPC Business	has the meaning set forth in Recital I of this Agreement.
BPC Business Special Business Closing Balance Sheet	has the meaning set forth in Section 4.3 of this Agreement.
Business Closing	has the meaning set forth in Section 10.1 of this Agreement.
Business Closing Date	has the meaning set forth in Section 10.1 of this Agreement.
Business Day

means any day, in the City of São Paulo, State of São Paulo, in the City of Goiânia, State of Goiás, and in the City of Senador Canedo, State of Goiás, that is not a Saturday, Sunday, or holiday, or other day on which banks may or are required to, under the current legislation, close without performing bank activities and transactions.

Business Employees	has the meaning set forth in Section 8.2.6 of this Agreement.
Buyer	has the meaning set forth in the Preamble of this Agreement.
CADE	means the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica).
CAM-CCBC	has the meaning set forth in Section 29.2 of this Agreement.
CDI	means the average annual rate (considering a year of two hundred and fifty two (252) days) in respect of

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transactions with Interbank Deposit Certificates (CDI, in the local acronym), maturing in one business day (over), appraised and disclosed by CETIP S.A. – Mercados Organizados, the daily factor of which is rounded off at the eighth decimal place, net of all taxes or, if extinguished, an equivalent rate which replaces it.

Closing Novita Shares Purchase Price	has the meaning set forth in Section 4.1 of this Agreement.
CNPJ/MF	means the Brazilian Taxpayers Registry.
Co-Arbitrators	has the meaning set forth in Section 29.5 of this Agreement.
Company or Companies	has the meaning set forth in the Preamble of this Agreement.
Conditions Precedent to Business Closing for Buyer	has the meaning set forth in Section 8.2 of this Agreement.
Conditions Precedent to Business Closing for Sellers	has the meaning set forth in Section 8.3 of this Agreement.
Conditions Precedent to Trademarks Closing for Buyer	has the meaning set forth in Section 5.2 of this Agreement.
Conditions Precedent to Trademarks Closing for Sellers	has the meaning set forth in Section 5.3 of this Agreement.
Control	shall have the meaning ascribed to it under Law No. 6,404, of 15.12.1976, as amended from time to time.
Corporate Reorganization	has the meaning set forth in Section 8.2.1 of this Agreement.
Cosmed	has the meaning set forth in the Preamble of this Agreement.
De Minimis	has the meaning set forth in Section 16.3.2(i) of this Agreement.

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Direct Claim	has the meaning set forth in Section 17.1 of this Agreement.
Disagreement Notice	has the meaning set forth in Section 4.3.1 of this Agreement.
Dispute	has the meaning set forth in Section 29.1 of this Agreement.
Excluded Assets	shall mean those assets of Sellers and their Affiliates which are currently owned by Savoy and not exclusively or predominantly used in the BPC Business, as identified in Exhibit A.
Exercise Period	has the meaning set forth in Section 10.5(i) of this Agreement.
FGTS	means the unemployment fund (Fundo de Garantia por Tempo de Serviço).
Final PPAA Amount	has the meaning set forth in Section 4.3 of this Agreement.
Financial Statements	has the meaning set forth in Section 12.1.6 of this Agreement.
Fundamental Representations	means the representations and warranties made by Sellers pursuant to Sections 12.1.1; 12.1.2; 12.1.3; 12.1.4(i)(a); 12.1.4(ii); 12.1.4(iii); and 12.1.5.
Goiás Industrial	means Companhia de Distritos Industriais de Goiás – GOIASINDUSTRIAL.
Governmental Authority

means any national, state or municipal governmental, administrative or political body, entity or person or any subdivision thereof, or any judicial court or arbitral tribunals, office of the judicial, executive, legislative or administrative branches, or any governmental or regulatory agency, instrumentality, commission, department, board, bureau, or any authorized civil, military or law enforcement officer of any of the foregoing, with jurisdiction or authority over the matters or Persons in question, including, without limitation, the Companies.

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Hazardous Substances	means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material as regulated under the Applicable Law.
Hypermarcas	has the meaning set forth in the Preamble of this Agreement.
ICMS Incentive

means the tax incentive granted by the State of Goiás to Hypermarcas according to Law No. 17,442/11, as well as set forth in the special agreement TARE No. 001-019/2012 – GSF. The ICMS Incentive comprises, among other benefits: (i) a granted credit correspondent to the application of the percentage of (a) ten percent (10%) on the tax base value on interstate transactions involving a manufacturing product of its economic group located within the State of Goiás, provided that the tax burden is not lower than two percent (2%), and (b) eight percent (8%) on the internal transactions involving a manufacturing product of its economic group located within the State of Goiás, provided that the tax burden is not lower than two percent (2%); and (ii) a reduction of the tax base on internal transactions in a form that results on the application of the equivalent to the percentage of ten per cent (10%) on the transaction value. The enjoy of this ICMS Incentive depends on the compliance of some specific requirements provided in the Law No. 17,442/11, as well as in the special agreement TARE No. 001-019/2012 - GSF, such as, but not limited to (i) performing investments of R$ 364 million to R$536 million in the State of Goiás; (ii) reaching until the conclusion of the project 2,700 to 3,400 direct employees, hiring, preferentially, local workforce; and (iii) minimum annual collection of the ICMS.

IFRS	means the International Finance Reporting Standards as in effect from time to time and issued by the International Accounting Standards Board.
Indebtedness

means, with respect to any Person, the amount of any obligation that is required to be reflected as indebtedness on a consolidated balance sheet of such Person prepared in accordance with IFRS, including, without duplication: (a) the amount of short-term loans and financing; plus (b) the amount of long-

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term loans and financing; plus (c) the amount of other obligations subject to payment of interest; plus (d) all payment obligations of the Person issued or assumed for deferred purchase price payments associated with acquisitions, divestitures or other similar business combination transactions; plus (e) balance of discounted receivables; plus (f) the amount of all Tax installment programs.

Indemnified Party	has the meaning set forth in Section 17.1 of this Agreement.
Indemnifying Party	has the meaning set forth in Section 17.1 of this Agreement.
Information	has the meaning set forth in Section 28.1 of this Agreement.
INPI	means the National Institute of Intellectual Property (“Instituto Nacional da Propriedade Industrial”).
INSS	means the National Institute of Social Security (“Instituto Nacional do Seguro Social”).
Intellectual Property

means all intellectual property rights, including, but not limited to, trademarks, service marks, commercial names and request for their registration, designs and requests for their registration, domain names and requests for their registration, registered copyrights and requests for its registration, patents and requests for their registration, commercial secrets and know how, including, without limitation, any existing rights in discoveries and improvements, processes, formulas, inventions (whether patentable or not), inventions discovery, new products and new products development, products’ formulas, tests of products and quality control proceedings, products utilities, development researches, suppliers and customers lists, addresses lists, information on products, booklets, prototypes, specifications, equipment blueprint, manuals, engineering data, industrial drawings and specifications, drawings, sales registries, production and marketing information, computers´ programs, software, data basis, logical codes, websites e and other technology processing information of owner nature in Brazil or

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abroad, related to and/or that are currently used by Sellers and/or the Companies exclusively with respect to the BPC Business.

Inventory

means finished goods, semi-finished goods, raw materials (including packaging materials) and other support materials and supplies such as maintenance parts, fuel, office supplies, protection materials and uniforms.

Knowledge

means the knowledge of a Person or any of its officers, quotaholders or shareholders, as applicable, as a result of its participation in the management of such Person, or of its capacity of quotaholder or shareholder, as the case may be.

Lease Agreements

means (i) the Lease Agreement with respect to the real property located in the City of Goiânia, State of Goiás, registered under real estate record file No. 110,734, at the 2nd Real Estate Registry Office of Goiânia/GO, to be executed between Hypermarcas and Novitá, with the intervention of Buyer as guarantor; (ii) the Free Lease and Cost Sharing Agreement with respect to part of an area located in the City of Senador Canedo, State of Goiás, corresponding to part of the real property registered under real estate record file No. 12,524, at Real Estate Registry Office of Senador Canedo/GO, to be executed between Savoy and Cosmed, with the intervention of Hypermarcas as guarantor; (iii) the Sublease Agreement of Real Property for Non-Residential Purposes with respect to 70% of the real property located at Avenida Ceci, 282, Centro Empresarial Tamboré, Tamboré, City of Barueri, State of São Paulo, registered under the real estate record file No. 129,194, at the Real Estate Registry Office of Barueri/SP, to be executed between Cosmed and Savoy, with the intervention of Buyer as guarantor; and (iv) the Sublease Agreement of Real Property for Non-Residential Purposes with respect to part of the real property located at Avenida Magalhães de Castro, 4800, Continental Tower, Units 241, 251 and 252, City of São Paulo, State of São Paulo, registered under the real estate record files No. 212,308, 212,310 and 212,311, at the 18th Real Estate Registry Office of São Paulo/SP, to be

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executed between Hypermarcas and Novitá, with the intervention of Buyer as guarantor, all to be executed on the Business Closing Date, in accordance with the drafts attached hereto as Exhibit B.

Leased Real Estate	means locations leased by Sellers and/or their Affiliates for the conduct of the BPC Business, as identified in Exhibit C.
Lien

means any lien or encumbrance, including in rem guarantees (mortgage, pledge and antichresys (anticrese)), conditional disposal or assignment, usufruct or any other security or enjoyment (fruição) right, bond, conditional sale (alienação fiduciária), title retention, option, seizure, attachment, confiscation (sequestro), collateral, guaranty, options, right of first refusal and/or preemptive rights, other similar security right, or any other contractual or judicial charge, restriction, claim or right of any nature.

Loss

means any losses, damages, indemnifications, costs or expenses (including reasonable attorneys’ fees and court expenses), fines, penalties, obligations to third parties, arbitration awards, final and unappealable judicial awards, expenditures and damages, and other indirect damages, that are effectively and actually suffered, incurred or disbursed by the Indemnified Party, including interests, fines and penalties related thereto. For the purposes of clarity, “Loss” does not include loss of profits (lucros cessantes).

Material Adverse Effect

means any extraordinary event, circumstance, change or effect that, individually or in the aggregate, would be materially adverse to the assets, business, condition (financial or otherwise) or results of operations of the BPC Business (taken as a whole) which extraordinary event, circumstance, change or effect has an impact to the BPC Business greater than twenty five percent (25%) of the Purchase Price; provided, however, that no Excluded Matter shall be taken into account in determining whether there has been a Material Adverse Effect. For the purposes of defining a “Material Adverse Effect”, “Excluded Matters” means any of the following: (i) events, occurrences, developments, circumstances

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or conditions in the economy or the securities or financial markets generally (including changes to interest rates or the availability of financing); (ii) industry or market events, occurrences, developments, circumstances or conditions; (iii) changes in political conditions (including acts of war, whether or not declared, armed hostilities, sabotage and terrorism and any escalation or worsening thereof); (iv) changes in the Applicable Laws and/or in the current interpretation thereof; (v) compliance by Sellers with the obligations set forth in this Agreement and any effects on Sellers, the Companies and/or the BPC Business resulting therefrom; or (vi) any changes in IFRS (or other applicable accounting regulations) or accounting standards or principles (or interpretations thereof).

Net Indebtedness

means the difference between (i) Indebtedness and (ii) the sum of (a) all cash on hand and demand deposits held by the Person determined in accordance with IFRS and (b) any short-term, highly rated and highly-liquid investments or securities readily convertible to known amounts of cash without penalty and which are subject to an insignificant risk of changes in value. Investments shall have maturity of three (3) months or less from the date of its acquisition.

Notice	has the meaning set forth in Section 17.2 of this Agreement.
Notice of Fulfillment of Conditions to Business Closing	has the meaning set forth in Section 10.1.2 of this Agreement.
Novita	has the meaning set forth in the Preamble of this Agreement.
Novita Shares	has the meaning set forth in Recital II of this Agreement.
Novita Shares Purchase Price	has the meaning set forth in Section 4.1 of this Agreement.
Owned Real Estate	means locations owned by Sellers and/or their Affiliates for the conduct of the BPC Business, as identified in Exhibit D.

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Party or Parties	has the meaning set forth in the Preamble of this Agreement.
Person	means any individual, partnership, joint venture, limited liability company, corporation, or any other entity or organization, including Governmental Authorities.
Pre-Closing Tax Period	means (i) all Tax periods ending on or before the Business Closing Date; and (ii) the portion of any Straddle Period attributable to the Tax period ending on the Business Closing Date.
Preliminary Novita Shares Purchase Price	has the meaning set forth in Section 4.2.2 of this Agreement.

Purchase Price	has the meaning set forth in Section 4.1 of this Agreement.
Purchase Price Adjustment	has the meaning set forth in Section 4.2 of this Agreement.
Representatives	has the meaning set forth in Section 28.1 of this Agreement.
Savoy	has the meaning set forth in the Preamble of this Agreement.
Savoy Shares	has the meaning set forth in Recital III of this Agreement.
Sellers	has the meaning set forth in the Preamble of this Agreement.
Straddle Period	means any Tax period that begins before and ends after the Business Closing Date.
Taxes

means any taxes, collections, contributions, charges, fees or similar levies or other assessments (including, without limitation, interests, fines, penalties, monetary adjustments and imposition increases) imposed by or payable to any Governmental Authority or other tax or social security authorities, whether federal, state or municipal, or of any other

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nature, including, without limitation, customs, revenue, profits, franchise, withheld on source, indirect taxation, ad valorem, added value, social security, social contributions, payment rolls, financial, real estate, chattel and personal property, transference license, sales, use, employment, services and other taxation of any kind and nature, including but not limited to the contributions related to the FGTS and INSS. The fines and penalties referred to above shall include those applied by any Governmental Authority in the event the Person fails to comply with the Tax Applicable Law, such as but not limited to the lack of payment, the register of undue credits, the non-compliance with fiscal obligations (such as but not limited to the issuance or register of fiscal books, invoices, the failure of filing of electronic reports, inconsistences or divergences in the information provided in the Tax reports filed with the Governmental Authority), fines and penalties arising from the non-compliance with the terms, conditions, requirements and tax obligations provided in the legislation related to any Tax incentive and that may result in its suspension or revocation.

Third Party Claim	has the meaning set forth in Section 17.2 of this Agreement.
Tipping Basket	has the meaning set forth in Section 16.3.2(ii) of this Agreement.
Trademark Assignment Agreement

means the trademark assignment agreement, to be executed between Hypermarcas and Buyer on the Trademarks Closing Date, for the purposes of registering before the INPI and before all other competent trademark offices, of the transfer of the Trademarks of the BPC Business, in accordance with the draft attached as Exhibit E.

Trademarks

means all the trademarks, domain names, industrial designs and patents, as well as any other registered intellectual property asset, owned by Hypermarcas exclusively in connection with the BPC Business, as listed in Exhibit F.

Trademarks Call Option	has the meaning set forth in Section 10.5 of this Agreement.

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Trademarks Closing	has the meaning set forth in Section 7.1 of this Agreement.
Trademarks Closing Date	has the meaning set forth in Section 7.1 of this Agreement.
Trademarks License Agreement

means the trademark and other registered Intellectual Property license agreement, to be executed between Hypermarcas and/or the Companies, as applicable, and Buyer on the Trademarks Closing Date, for the purposes of the license of all Trademarks of the BPC Business to Hypermarcas and/or the Companies, as applicable, for a royalty amount and term detailed in the agreement, in accordance with the draft attached as Exhibit G.

Trademarks License Agreement Termination Notice	has the meaning set forth in Section 10.5.2 of this Agreement.

Trademarks Purchase Price	has the meaning set forth in Section 4.1 of this Agreement.
Upfront Novita Shares Purchase Price	has the meaning set forth in Section 4.1 of this Agreement.

Section 2. Interpretation

2.1. Interpretation. In this Agreement, except when specifically otherwise provided:

(i) the table of contents and article and section headings are for convenience only and shall not affect the interpretation of this Agreement;

(ii) references to any document, instrument or agreement, including this Agreement shall include (a) all exhibits to this Agreement; and (b) all documents, instruments or agreements issued or executed in replacement hereof or thereof, if existing;

(iii) references to a document or agreement, including this Agreement, shall be deemed to include any amendment, restatement, modification or supplement thereto entered into in accordance with the terms thereof;

(iv) the words “include”, “includes” and “including” are not limiting;

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(v) references to any Person shall include such Person’s successors and permitted assigns, heirs and representatives;

(vi) the words “hereof”, “herein”, and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vii) references to “days” shall mean calendar days;

(viii) the singular includes the plural and the plural includes the singular;

(ix) references to any laws, generally, shall mean laws in effect on the date of execution of this Agreement, and references to any specific law shall mean such specific law in effect on the date of execution of this Agreement; and

(x) any reference to an article, section, clause or exhibit is to the article, section, clause of, or to a schedule or exhibit to this Agreement unless otherwise indicated.

Chapter II. Sale and Transfer of the Shares and of the Trademarks; Purchase Price

Section 3. Sale and Transfer of the Shares and the Trademarks

3.1. Trademarks. Subject to the terms and conditions set forth herein, on the Trademarks Closing Date, Hypermarcas shall sell, assign, transfer and deliver to Buyer, in exchange for the Trademarks Purchase Price and the Upfront Novita Shares Purchase Price, as described in Section 4.1, and Buyer, on its side, shall acquire from Hypermarcas, all, and not less than all, of the Trademarks with all goodwill which they represent, free and clear of any and all Liens.

3.2. Novita Shares. Subject to the terms and conditions set forth herein, on the Business Closing Date, Sellers shall sell, assign, transfer and deliver to Buyer, in exchange for the Closing Novita Shares Purchase Price, as described in Section 4.1, and Buyer, on its side, shall acquire from Sellers all, and not less than all, of the Novita Shares with all which they represent, free and clear of any and all Liens.

3.3. Wrong Pocket. To the extent that certain assets relating exclusively to the BPC Business, that must be transferred to Buyer pursuant to this Agreement are erroneously not included in the Exhibits to this Agreement or not transferred to Buyer or the Companies for any reason, Sellers shall at their own cost transfer such assets to Buyer or the Companies, as the case may be, and Buyer and the Companies, as the case may be, shall promptly assume and accept such assets from Sellers. For the avoidance of doubt, (i) the foregoing will not give rise to any adjustment to the Purchase Price, and (ii) no intellectual property rights or assets are not part of the BPC Business shall be subject to this Section 3.3.

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3.3.1. On the same manner, and to the extent that certain assets not relating exclusively to the BPC Business, that should remain with Hypermarcas or any of its Affiliates, including Cosmed, as the case may be, pursuant to this Agreement are erroneously included in the Exhibits to this Agreement or transferred to the Buyer or the Companies for any reason, Buyer or the Companies, as applicable, shall transfer such assets to Sellers, as the case may be, and Sellers shall promptly assume and accept such assets from Buyer or the Companies. For the avoidance of doubt the foregoing will not give rise to any adjustment to the Purchase Price.

3.4. The Use of the “Lucretin” Trademark by Hypermarcas. The Buyer hereby acknowledge that they are aware that the trademark “Lucretin”, which is used in connection with certain products of the BPC Business, is also used by Hypermarcas in certain other products, as described and specified in Exhibit 3.4 hereto. In view of the foregoing, and without prejudice to the assignment and transfer of the Trademarks in accordance with this Agreement, Buyer hereby authorizes Hypermarcas to continue to use the “Lucretin” trademark, in accordance with its current use, for a period of twelve (12) months as of the Business Closing Date.

3.4.1. For the purposes of Section 3.4 above, the Parties hereby acknowledge and agree that the Trademarks Transfer Agreement shall contain an express provision according to which Buyer shall authorize Hypermarcas to continue to hold the trademark registrations related to the products listed in Exhibit 3.4 to this Agreement.

Section 4. Purchase Price; Purchase Price Adjustment

4.1. Purchase Price. The purchase price herein agreed comprises: (i) the price to be paid by Buyer to Hypermarcas for the Trademarks, in the total amount of six hundred million Reais (R$600.000.000,00) (the “Trademarks Purchase Price”); and (ii) the price to be paid by Buyer to Hypermarcas, for the Novita Shares, in the amount of (a) one billion one hundred and ten million Reais (R$1.110.000.000,00) (the “Upfront Novita Shares Purchase Price”) plus (b) two billion and ninety million Reais (R$2.090.000.000,00) (the “Closing Novita Shares Purchase Price”), totaling, for the purchase of the Novita Shares, three billion and two hundred million Reais (R$3.200.000.000,00) (the “Novita Shares Purchase Price”) (being the Trademarks Purchase Price and the Novita Shares Purchase Price jointly referred to as the “Purchase Price”).

4.1.1. Cosmed hereby assigns its right for the receipt of its part of the Novita Shares Purchase Price and the Purchase Price Adjustment, as applicable, proportionally to its interest in the corporate capital of Novita, to Hypermarcas, and shall grant Hypermarcas and the Buyer, once the Novita Shares Purchase Price and Purchase Price Adjustment, as applicable, are paid by the Sellers, full irrevocable and irreversible release in connection with all rights to any payments due in connection with the Novita Shares Purchase Price or the Purchase Price Adjustment, as applicable, acknowledging that it has no right to receive or claim any amount of the Trademarks Purchase Price, Novita Shares Purchase Price or Purchase Price Adjustment, at any title or any time.

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4.2. Purchase Price Adjustment. The Parties agree that the Novita Shares Purchase Price was calculated assuming the working capital indicated in Exhibit 4.2 hereto (the “Base Working Capital”), provided that “working capital” shall include the accounts receivable, the accounts payable and the Inventory of the BPC Business, as defined and calculated in conformity with the methodology, criteria and statements detailed in Exhibit 4.2, based on the Financial Statements. The adjustment to the Novita Shares Purchase Price (the “Purchase Price Adjustment”), if any, shall be calculated as follows:

PPAA = TWC – BWC – ND

Where:

PPAA is the Novita Shares Purchase Price Adjustment Amount.

TWC means the working capital transferred to the Companies on or before the Business Closing Date, as defined and calculated in conformity with the methodology, criteria and statements detailed in Exhibit 4.2.

BWC means the Base Working Capital.

ND means the Companies Net Indebtedness on the Business Closing Date.

4.2.1. Closing Adjustment to the Novita Shares Purchase Price. Not less than ten (10) Business Days prior to the Business Closing Date, Sellers shall present to Buyer (i) an estimated unaudited balance sheet (balanço patrimonial) and trial balance or management accounts (balancete analítico) for the Companies, in each case as of the Business Closing Date; (ii) the amount of the estimated TWC; and (iii) the amount of the estimated Net Indebtedness, which shall be used for purposes of calculating the closing adjustment to the Novita Shares Purchase Price. The information presented as per this Section shall be calculated, by Sellers in good faith in accordance with (A) the definitions of Indebtedness and Net Indebtedness provided in this Agreement, (B) IFRS and (C) provided that the Inventory to be included in the balance sheet and management accounts and TWC shall be determined in accordance with the physical stock taking to be conducted jointly by the Sellers and the Buyer, along with their respective experts, within three (3) days prior to the Business Closing Date. The Parties agree that the Inventory calculation will follow the same valuation principles Hypermarcas’ past practices with respect to the BPC Business.

4.2.2. Closing Adjustment Calculation. The Closing Novita Shares Purchase Price to be paid to Sellers on the Business Closing Date shall be the amount equal to two billion and ninety million Reais (R$2.090.000.000,00) (i.a) minus the amount, if any, by which the estimated TWC is lesser than the Base Working Capital or (i.b) plus the amount, if any, by which the estimated TWC is greater than the Base Working Capital, as the case may be, minus, in any case (ii) the amount, if any, of the estimated Net Indebtedness (“Preliminary Novita Shares Purchase Price”).

4.3. Calculation of the Final PPAA. The Parties agree that for the purposes of calculating the final PPAA, Sellers (in conformity with the formula contained in Section 4.2 above) shall prepare a special balance sheet as of the Business Closing Date, related exclusively to the BPC Business (the “BPC Business Special Business Closing Balance

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Sheet”). The BPC Business Special Business Closing Balance Sheet shall be subject to a special review of the accounts of the working capital by KPMG Auditores Independentes, as of the Business Closing Date, and based on the assumptions of Exhibit 4.3. Sellers shall have the term of forty five (45) days, counted as of the Business Closing Date, to present the report containing the calculation of the final PPAA (the “Auditing Report”). The final PPAA shall be based on the results of the calculations of the Closing Novita Shares Purchase Price, as adjusted pursuant to Section 4.2, minus the Preliminary Novita Shares Purchase Price (“Final PPAA Amount”).

4.3.1. Disagreement Notice. Upon the receipt of the Auditing Report, Buyer shall have thirty (30) days to review it and present, by means of a written notice to Sellers, its disagreements, if any, with respect to the Auditing Report, specifying in reasonable detail each disputed item and the basis therefore (the “Disagreement Notice”). In the event no Disagreement Notice is sent by Buyer within the term set forth in this Section 4.3.1, the Auditing Report and the Final PPAA Amount shall be considered conclusive and binding upon the Parties.

4.3.2. Solution of Disagreement. In the event a Disagreement Notice is sent by Buyer, the Parties shall, in good faith and within thirty (30) days as of the receipt by Sellers of the Disagreement Notice, discuss and negotiate the solution of any such disagreement and any determination regarding the Final PPAA Amount agreed to in writing by the Parties shall be final, non-appealable and binding upon such Parties and their successors and assignees for the purposes of this Agreement.

4.3.3. If the Parties are unable to resolve any disagreement set forth in the Disagreement Notice in the manner set forth in Section 4.3.2 within the referred thirty (30) day period, then the Parties shall, within five (5) days following the expiration of such thirty (30) day period, submit the matter for resolution to one of the independent accounting firms set forth in Exhibit 4.3.3, which shall be jointly appointed by Buyer and Sellers (“Accounting Expert”), and, in the event Buyer and Sellers are unable to reach an agreement with respect to the selection of the Accounting Expert within such five (5) day period, then the Accounting Expert shall be immediately selected by lottery from one of the firms set forth in Exhibit 4.3.3.

4.3.3.1. The Parties shall cooperate in good faith with the Accounting Expert in the carrying out of its mandate and shall furnish the Accounting Expert with such data and other information as the Accounting Expert may reasonably request for the purposes of carrying out its mandate hereunder. The Accounting Expert shall have full access to the Parties systems and documents exclusively for the purpose of calculating the adjustments to the Final PPAA Amount, if any, resulting from the Accounting Expert’s opinion with respect to the disputed items, upon the execution of a confidentiality agreement with the Parties.

4.3.3.2. Subject to the terms of the Accounting Expert’s mandate set forth under Section 4.3.3, the Parties shall jointly instruct the Accounting Expert to determine, as soon as practicable and in any event no later than fifteen (15) days (or such

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other time as the Parties hereto shall agree in writing) after its engagement, the Accounting Expert’s opinion with respect exclusively to those items in dispute, and to deliver a written report as to the resolution of the dispute and the resulting calculation of the definitive Final PPAA Amount and Auditing Report. The Accounting Expert shall provide the Parties with a written explanation in reasonable detail of the determination of the disputed items and its effects, if any, to the calculation of the Final PPAA Amount. The determination of the Accounting Expert shall be final, conclusive and binding upon the Parties. The fees and expenses of the Accounting Expert incurred pursuant to this Section 4.3.3.2 shall be paid by the Party which presents the calculation of the Purchase Price Adjustment that is further from the Accounting Expert’s conclusion.

4.3.4. Positive Amount. In the event the Final PPAA Amount, calculated in accordance with the formula of Section 4.2, and subject to the provisions of Section 4.3, as applicable, is a positive amount, then the amount of the Purchase Price Adjustment shall be paid by Buyer to Hypermarcas. In this event, the Final PPAA Amount shall be considered, for all purposes, an increase of the Purchase Price.

4.3.5. Negative Amount. In the event the Final PPAA Amount, calculated in accordance with the formula of Section 4.2, and subject to the provisions of Section 4.3, as applicable, is a negative amount, then the amount of the Purchase Price Adjustment shall be paid to Buyer by Hypermarcas. In this event, the Final PPAA Amount shall be considered, for all purposes, a decrease of the Purchase Price.

4.3.6. Payments. Any payments due by any of the Parties, in accordance with the provisions of Sections 4.3.4 and 4.3.5 above, shall be made within ten (10) Business Days counted as of the (i) end of the thirty (30) days term set forth in Section 4.3.2, if no Disagreement Notice is sent by Buyer; or (ii) execution of the agreement set forth in Section 4.3.3, in the event a Disagreement Notice is sent and the Parties solve the disagreement in an amicable manner; or (iii) date of delivery of the written report by the Accounting Expert, with its conclusive and binding determination, as provided in Section 4.3.3.2 above.

4.3.7. Fine. The lack of payment of any of the amounts due under the terms of this Section 4.2 and Section 4.3, as applicable, within the term set forth in Section 4.3.6, shall subject the non-compliant Party to a pecuniary fine of five percent (5%) of the amount due and not paid, increased by interests of one percent (1%) per month calculated pro rata temporis, and adjusted by the positive variation of the CDI rate, as from the due date until the date on which the payment is fully made, without prejudice of any other measures that the Parties may be entitled to according to the Applicable Law.

4.3.8. No Inflation. The Parties hereby agree that the Preliminary Novita Shares Purchase Price and the Final PPAA Amount set forth in this Section 4 shall not be subject to any update or monetary or inflation adjustment.

4.3.9. Access to Information. To the extent permitted by applicable law, Buyer will be granted continued access to the information available during the due diligence

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procedures related to the transaction set forth herein until the Business Closing Date. For the purposes of clarity, the provisions of this Section 4.3.9 shall not alter and/or amend the indemnity provisions set forth in Section 16 herein below.

Chapter III. Trademarks Closing

Section 5. Conditions Precedent for the Trademarks Closing

5.1. Conditions Precedent for the Trademarks Closing. The respective obligations of each of the Parties to consummate the transfer of the Trademarks and pay the Trademarks Purchase Price and the Upfront Novita Shares Purchase Price, in accordance with the terms set forth in Sections 3.1 and 4.1 above, are subject to the satisfaction of each of the conditions set forth in this Section 5, as detailed below.

5.1.1. Approval by the Brazilian Antitrust Authority. The Parties shall have obtained approval from CADE for the consummation of the transactions set forth herein, pursuant to Section 14.1 below.

5.1.2. No Legal Restriction. No provision of any Applicable Law or other legal restrictions (whether they are temporary, preliminary or permanent) shall have been issued, emanated, started, enacted or applied, nor shall be in full force and effect, which prohibits, restricts or prevents the Parties from consummating the transactions set forth in this Agreement.

5.1.3. No Contravention. No action, suit or proceeding will have been commenced between the date of this Agreement and the Trademarks Closing Date against Sellers, Buyer, the Companies or their respective Affiliates, which has resulted in the issuance of an injunction or other equitable remedy preventing the Parties from consummating the transactions set forth in this Agreement.

5.2. Conditions Precedent for Trademarks Closing by Buyer. Without prejudice to the satisfaction of the conditions precedent set forth in Section 5.1 above, on the Trademarks Closing Date, Buyer shall acquire all of the Trademarks and pay the Trademarks Purchase Price and the Upfront Novita Shares Purchase Price, provided that the following conditions precedent have been satisfied, or waived by Buyer, in accordance with Section 5.2.4, on or before the Trademarks Closing Date (the “Conditions Precedent to Trademarks Closing for Buyer”):

5.2.1. Representations and Warranties. All representations and warranties of Sellers made in Section 12 of this Agreement shall be true, precise and correct in all material respects as from the date hereof and on the Trademarks Closing Date, as if they were made on the Trademarks Closing Date, provided that the condition set forth herein shall be considered duly fulfilled unless any breach, misrepresentation or inaccuracy of any representation and warranty made by Sellers in Section 12 represents a Material Adverse Effect, provided that this shall not be construed as a waiver of the Buyer or in any other way limit the Buyer’s right to seek indemnification for Losses relating to such breach,

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misrepresentation or inaccuracy of any representation and warranty regardless if such events represent or not a Material Adverse Effect. For the avoidance of doubt, the Fundamental Representations shall not be subject to any materiality carve-out and shall be true, precise and correct in all respects as from the date hereof and on the Trademarks Closing Date.

5.2.2. Obligations. Sellers shall have complied, in all material respects, with all its respective and relevant obligations, covenants and undertakings under this Agreement that are required to be performed or complied with prior to the Trademarks Closing Date and shall have substantially taken all relevant actions and delivered all documents required or necessary for the implementation of the Trademarks Closing; provided, however, that any non-compliance of the obligations set forth in this Section 5.2.2 shall not be considered as a violation hereof except to the extent it configures a Material Adverse Effect.

5.2.3. No Material Adverse Effect. No Material Adverse Effect shall have occurred and its effects are continuing.

5.2.4. Waiver. The Conditions Precedent to Trademarks Closing for Buyer are for exclusive benefit of Buyer and may be waived in writing by Buyer, in total or in part, at Buyer’s exclusive discretion. Notwithstanding, in the event Buyer waive any of the Condition Precedent to Trademarks Closing for Buyer for the purposes of implementation and consummation of the Trademarks Closing, Sellers shall remain responsible for any and all liabilities arising from the waived Condition Precedent to Trademarks Closing for Buyer and shall hold Buyer harmless from any Loss incurred in connection therein.

5.3. Conditions Precedent for Trademarks Closing by Sellers. Without prejudice to the satisfaction of the conditions precedent set forth in Section 5.1 above, on the Trademarks Closing Date, Hypermarcas shall sell all of the Trademarks, in exchange for the Trademarks Purchase Price and the Upfront Novita Shares Purchase Price, provided that the following conditions precedent have been satisfied, or waived by Sellers, in accordance with Section 5.3.3 on or before the Trademarks Closing Date (“Conditions Precedent to Trademarks Closing for Sellers”):

5.3.1. Representations and Warranties. All representations and warranties made by Buyer in Section 13 of this Agreement shall be true, precise and correct in all material respects as from the date hereof and on the Trademarks Closing Date, as if they were made on the Trademarks Closing Date.

5.3.2. Obligations. Buyer shall have complied, in all material respects, with all of their obligations, covenants, and undertakings under this Agreement that are required to be performed or complied with prior to Trademarks Closing Date and shall have substantially taken all actions and delivered all documents required or necessary for the implementation of the Trademarks Closing.

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5.3.3. Waiver. The Conditions Precedent to Trademarks Closing for Sellers are for exclusive benefit of Sellers and may be waived in writing by Sellers, in total or in part, at Sellers exclusive discretion. Notwithstanding, in the event Sellers waive any of the Condition Precedent to Trademarks Closing for Sellers for the purposes of implementation and consummation of the Trademarks Closing, Buyer shall remain responsible for any and all liabilities arising from the waived Condition Precedent to Trademarks Closing for Sellers and shall hold Sellers harmless from any Loss incurred in connection therein.

Section 6. Use of the Trademarks Up to the Trademarks Closing Date

6.1. Use of the Trademarks. Hypermarcas hereby agrees and undertakes to, up to the Trademarks Closing Date, and in addition to the obligations provided for in Section 9, except as previously and expressly authorized by Buyer:

(i)  not to create any Liens over the Trademarks;

(ii) not to abandon, cancel, let lapse, fail to protect or otherwise dispose of any of the Trademarks; and

(iii) not to transfer, lease, lease back, sublease, license or otherwise dispose of any of the Trademarks, or any interest therein, maintaining the Trademarks in good conditions.

6.2. Breach of Obligations. Notwithstanding the restrictions of Section 6.1, in the event that any Trademark becomes subject to a Lien without action from Hypermarcas, such fact shall not be deemed as a breach of the obligations provided for in Section 6.1 above, provided that Hypermarcas shall take all necessary actions to cancel such Lien and consummate the Trademarks Closing pursuant to this Agreement.

Section 7. Trademarks Closing

7.1. Trademarks Closing. Subject to the fulfillment or waiver of the conditions precedent provided for in Section 5 above, the closing of the Trademarks sale and assignment from Hypermarcas to Buyer and the payment of the Trademarks Purchase Price and the Upfront Novita Shares Purchase Price from Buyer to Hypermarcas (the “Trademarks Closing”), the Trademarks Closing shall occur on the next Business Day after 15 (fifteen) days of the date of publication of CADE’s approval in accordance with Section 14.1 below, or at any other date agreed between the Parties in writing, subject to the provisions of Section 7.5 (the “Trademarks Closing Date”).

7.1.1. Place. The acts related to the Trademarks Closing shall be performed at the offices of Souza, Cescon, Barrieu & Flesch Advogados, located in the City of São Paulo, State of São Paulo, at Rua Funchal, No. 418, 11th floor.

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7.2. Simultaneous Actions. The Parties acknowledge and declare that, for the purposes of this Agreement, none of the obligations provided for in Section 7.3 below, to be complied by the Parties on the Trademarks Closing Date, shall be deemed as perfect and fulfilled unless all the other obligations referred to in Section 7.3 shall have been fully, properly and simultaneously complied with on the Trademarks Closing Date.

7.3. Obligations on the Trademarks Closing Date. On the Trademarks Closing Date, the Parties agree to perform the following acts:

(i) Sellers shall deliver to Buyer, and Buyer shall deliver to Sellers, a statement confirming that the conditions precedent set forth in Section 5.1 and 5.3 have been duly complied with and/or waived by the applicable Party;

(ii) Buyer shall pay the Trademarks Purchase Price and the Upfront Novita Shares Purchase Price to Hypermarcas, in immediately available funds to the bank account indicated in Exhibit 7.3.(ii);

(iii) the Parties shall execute the Trademark Assignment Agreement, along with any other forms necessary for the registration of such agreement, and Buyer shall arrange for the filing of such Trademark Assignment Agreement with the INPI and any other applicable Governmental Authority as soon as practicable thereafter; and

(iv) the Parties shall execute the Trademark License Agreement and Buyer shall arrange for the filing of such Trademark License Agreement with the INPI and any other applicable Governmental Authority as soon as practicable thereafter.

7.4. Management of the Trademarks until the Business Closing Date. Without prejudice to the transfer and assignment of the Trademarks, on the Trademarks Closing Date, in accordance with the provisions of this Agreement, the Parties acknowledge and agree that, during the period comprised between the Trademarks Closing Date and the Business Closing Date, Hypermarcas shall continue to manage the Trademarks. For such purposes, on the Trademarks Closing Date, Buyer shall grant to Hypermarcas a power of attorney, in accordance with the draft attached hereto as Exhibit 7.4.

Chapter IV. Business Closing

Section 8. Conditions Precedent for the Business Closing

8.1. Conditions Precedent for the Business Closing. The respective obligations of each of the Parties to consummate the transfer of the Novita Shares and pay the Closing Novita Shares Purchase Price, in accordance with the terms set forth in Sections 3.2 and 4.1 above are subject to the satisfaction of each of the conditions set forth in this Section 8, as detailed below.

8.1.1. No Legal Restriction. No provision of any Applicable Law or other legal restrictions (whether they are temporary, preliminary or permanent) shall have

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been issued, emanated, started, enacted or applied, nor shall be in full force and effect, which prohibits, restricts or prevents the Parties from consummating the transactions set forth in this Agreement.

8.1.2. No Contravention. No action, suit or proceeding will have been commenced between the date of this Agreement and the Business Closing Date against Sellers, Buyer, the Companies or their respective Affiliates, which has resulted in the issuance of an injunction or other equitable remedy preventing the Parties from consummating the transactions set forth in this Agreement.

8.1.3. Trademarks Closing. The Trademarks Closing shall have been consummated, and the Trademarks shall have been transferred to Buyer and the Trademarks Purchase Price and the Upfront Novita Shares Purchase Price shall have been paid to Hypermarcas, in accordance with the provisions of this Agreement.

8.2. Conditions Precedent for Business Closing by Buyer. Without prejudice to the satisfaction of the conditions precedent set forth in Section 8.1 above, on the Business Closing Date, Buyer shall acquire all of the Novita Shares and pay the Preliminary Novita Shares Purchase Price, provided that the following conditions precedent have been satisfied, or waived by Buyer, in accordance with Section 8.2.11, on or before the Business Closing Date (the “Conditions Precedent to Business Closing for Buyer”):

8.2.1. Corporate Reorganization. Hypermarcas shall have delivered to Buyer all documents that evidence the effective and definitive assignment and transfer of all the BPC Business to Savoy and to Novita, as the case may be pursuant to Exhibit 8.2.1, in a manner to cause Savoy and Novita to hold and operate the BPC Business as it is currently held by Sellers, and shall have concluded the assignment and transfer of all the Excluded Assets from Savoy to Hypermarcas or any of its Affiliates, as detailed in Exhibit 8.2.1 (the “Corporate Reorganization”).

8.2.2. Representations and Warranties. All representations and warranties of Sellers made in Section 12 of this Agreement shall be true, precise and correct in all material respects as from the date hereof and on the Business Closing Date, as if they were made on the Business Closing Date, provided that the condition set forth herein shall be considered duly fulfilled unless any breach, misrepresentation or inaccuracy of any representation and warranty made by Sellers in Section 12 represents a Material Adverse Effect, provided that this shall not be construed as a waiver of the Buyer or in any other way limit the Buyer’s right to seek indemnification for Losses relating to such breach, misrepresentation or inaccuracy of any representation and warranty regardless if such events represent or not a Material Adverse Effect. For the avoidance of doubt, the Fundamental Representations shall not be subject to any materiality carve-out and shall be true, precise and correct in all respects as from the date hereof and on the Business Closing Date.

8.2.3. Obligations. Sellers shall have complied, in all material respects, with all its respective and relevant obligations, covenants and undertakings under this Agreement that are required to be performed or complied with prior to the Business Closing

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Date and shall have substantially taken all relevant actions and delivered all documents required or necessary for the implementation of the Business Closing, and Sellers shall have caused the Companies to comply, in all material respects, with all of their relevant obligations, covenants and undertakings in this Agreement that are required to be performed by the Companies prior to Business Closing Date; provided, however, that any non-compliance of the obligations set forth in this Section 8.2.3 shall not be considered as a violation hereof except to the extent it configures a Material Adverse Effect.

8.2.4. No Material Adverse Effect. No Material Adverse Effect shall have occurred and its effects are continuing.

8.2.5. Conduction of the BPC Business. The BPC Business shall have been conducted by the Sellers and/or the Companies, as the case may be, between the date hereof and the Business Closing Date, in all material respects, as the BPC Business is currently conducted, including after the conclusion of the Corporate Reorganization, in a way that all of the obligations and restrictions provided for in Section 9 shall have been substantially complied with, in all material respects. For avoidance of doubts, any action taken by Sellers for purposes of compliance with the provisions of this Agreement, which may result on the deviation of the BPC Business from past practices and/or its ordinary course, shall not be deemed as a breach by the Sellers of this condition precedent.

8.2.6. Employees. Sellers shall have finalized the transfer of the business employees, as listed in Exhibit 8.2.6 (“Business Employees”), to the Companies, with no termination of their respective employment agreements, upon the record in their respective Labor and Social Security Register and amendment to their employment agreements. The Parties acknowledge and agree that Exhibit 8.2.6 may be amended, updated or altered up to the Business Closing Date due to (a) termination of employment for justa causa, (b) new engagements for replacement purposes, (c) termination of employment or new engagements in the ordinary course of business, or (d) as it may be required by any Applicable Laws, public authorities’ decisions or ordinances, provided that no Business Employees listed in Exhibit  9.1(viii) should be terminated without justa causa.

8.2.7. ICMS Incentive. Hypermarcas shall have applied and obtained before the State of Goiás, and to the benefit of Novita, the ICMS Incentive substantially with the same benefits as Hypermarcas currently enjoys under the ICMS Incentive related to the BPC Business, and provided that the obligations in respect of the ICMS Incentive as currently applicable shall be adjusted in a manner proportional to the ICMS Incentive currently enjoyed by Hypermarcas. Buyer hereby undertakes to cooperate and to take all reasonable necessary actions and execute all necessary documents to obtain such transfer.

8.2.9. Licenses and Permits. The Sellers shall cause Novita and Savoy to:

(A) obtain (i) the Sanitary Operational Authorization to be issued by the National Agency of Sanitary Vigilance (“ANVISA”), and the (ii) Regulatory

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Operating Permit, to be issued by the local Sanitary Agency (“VISA”) (“alvará de funcionamento – AFE”); and

(B) file with the respective Governmental Authority the request for the granting of the licenses, registrations, approvals or permits specified in Exhibit 8.2.9(B).

8.2.9.1. All costs, fees and expenses for obtaining and/or filing, as applicable, the aforementioned licenses, including those new costs arising from the process of obtainment of such licenses or any impositions made by any Governmental Authority in connection with the obtainment of such licenses, shall be entirely borne by Hypermarcas.

8.2.10. IT System. The Sellers shall cause Novita to be able to independently invoice its customers, in accordance with the current practices of Hypermarcas with respect to the BPC Business. For such purposes, Hypermarcas shall create, within its own IT environment, the sub-systems required for Novita to issue its invoices for the sale of products.

8.2.10.1. For the purposes of clarity, the obligation contained in Section 8.2.10 above shall not be interpreted or construed as an obligation of Sellers to develop an independent IT system for the Companies, nor to transfer and integrate the sub-system created in accordance with Section 8.2.10 above into the Buyer’s own system, which shall be the sole responsibility of Buyer.

8.2.11. Waiver. The Conditions Precedent to Business Closing for Buyer are for exclusive benefit of Buyer and may be waived in writing by Buyer, in total or in part, at Buyer’ exclusive discretion. Notwithstanding, in the event Buyer waive any of the Condition Precedent to Business Closing for Buyer for the purposes of implementation and consummation of the Business Closing, Sellers shall remain responsible for any and all liabilities arising from the waived Condition Precedent to Business Closing for Buyer and shall hold Buyer harmless from any Loss incurred in connection therein.

8.3. Conditions Precedent for Business Closing by Sellers. Without prejudice to the satisfaction of the conditions precedent set forth in Section 8.1 above, on the Business Closing Date, Sellers shall sell all of the Novita Shares, in exchange for the Closing Novita Shares Purchase Price, provided that the following conditions precedent have been satisfied, or waived by Sellers, in accordance with Section 8.3.3 on or before the Business Closing Date (“Conditions Precedent to Business Closing for Sellers”):

8.3.1. Representations and Warranties. All representations and warranties made by Buyer in Section 13 of this Agreement shall be true, precise and correct in all material respects as from the date hereof and on the Business Closing Date, as if they were made on the Business Closing Date.

8.3.2. Obligations. Buyer shall have complied, in all material respects, with all of their obligations, covenants, and undertakings under this Agreement that are

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required to be performed or complied with prior to Business Closing Date and shall have substantially taken all actions and delivered all documents required or necessary for the implementation of the Business Closing.

8.3.3. Waiver. The Conditions Precedent to Business Closing for Sellers are for exclusive benefit of Sellers and may be waived in writing by Sellers, in total or in part, at Sellers exclusive discretion. Notwithstanding, in the event Sellers waive any of the Condition Precedent to Business Closing for Sellers for the purposes of implementation and consummation of the Business Closing, Buyer shall remain responsible for any and all liabilities arising from the waived Condition Precedent to Business Closing for Sellers and shall hold Sellers harmless from any Loss incurred in connection therein.

Section 9. Conduction of the BPC Business Up to the Business Closing Date

9.1. Conduction of the BPC Business. Sellers, directly exclusively with respect to the BPC Business, up to the Business Closing Date, undertake and agree to, except as previously and expressly authorized by Buyer:

(i)  subject to Section 9.1.2, conduct the BPC Business under its ordinary course according to past practices, using commercially reasonable efforts to preserve and protect the goodwill related to the BPC Business and the existing relationships with its suppliers, clients and all other Persons that maintain business relationships related to the BPC Business;

(ii)  to cause the Companies to comply with all material obligations and/or agreements, and not to amend or terminate any of the same except as it may be required in the ordinary course of the BPC Business as currently conducted by Sellers;

(iii) except in the ordinary course of the BPC Business, as currently conducted by Sellers, not to enter into any new agreements;

(iv) except in the ordinary course of the BPC Business, as currently conducted by Sellers, not to incur in any obligations that would increase the Indebtedness of the BPC Business; provided, however, that no financial Indebtedness shall be incurred on behalf and/or in the name of the Companies;

(v) not to make any capital expenditures in excess of five million Reais (R$ 5.000.000,00) per project, including the purchase of any additional machinery;

(vi) not to create any Liens over the Companies’ shares or any assets owned by the Sellers and/or the Companies in connection with the BPC Business, except in the ordinary course of business of the BPC Business, as currently conducted by Sellers or as it may be required by any Applicable Laws, public authorities’ decisions or ordinances;

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(vii) not to transfer, lease, leaseback, sublease, license or otherwise dispose of any assets or properties, or any interest therein regarding exclusively to the BPC Business, maintaining all assets in good conditions, except for normal wear and tear, except as provided in the Lease Agreements;

(viii) except in the ordinary course of the BPC Business, as currently conducted by Sellers, not to hire and/or fire any employees nor modify any of the existing labor conditions, including but not limited to, salaries, compensation plans and social benefits, unless (a) for justa causa, (b) for replacement purposes, or (c) as it may be required by any Applicable Laws, public authorities’ decisions or ordinances, or as a result of salary agreements with employee unions; provided that no Business Employees listed in Exhibit 9.1(viii) should be terminated without justa causa;

(x) not to amend the Bylaws of the Companies, except for the amendments required for purposes of implementing the Corporate Reorganization set forth by this Agreement;

(xi) not to issue, sell or transfer any equity interests or effect any recapitalization, reclassification, stock split, reverse split or similar change to the corporate capital of the Companies, except as required for purposes of implementing the Corporate Reorganization;

(xii) not to declare and/or credit any dividends of the Companies;

(xiiii) not write down or write up (or fail to write down or write up, in accordance with applicable standards of IFRS and consistent with past practices) the value of any asset or revenue in a material form regarding the BPC Business;

(xiv) not to make or terminate any material Tax election, Tax collection, Tax incentive benefits, file any Tax ruling (consulta formal) or similar document, amend any material tax return or change any material procedure which may impact the Taxes of the BPC Business to be transferred to the Companies, except in the ordinary course of business as currently conducted by Sellers or as required by the Applicable Law and/or under this Agreement;

(xv) not take or cause the Companies to take any intentional action or omission to deviate the commercial conduct of the BPC Business in a manner that is inconsistent or differing with its ordinary course and past practices; and

(xvi) maintain marketing expenses consistent with the ordinary course of the BPC Business, as currently conducted by Sellers.

9.1.1. Control and Management of the BPC Business. None of the provisions set forth in this Agreement shall give to Buyer, directly or indirectly, the right to control or manage the BPC Business before the Business Closing Date.

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9.1.2. Compliance with the Agreement. The compliance by Sellers with the provisions of this Agreement shall, in no event, be considered or interpreted as a breach of Sellers’ obligation to conduct the BPC Business in the ordinary course and in accordance with past practices, whenever such provisions and obligation conflict.

9.2. Breach of Obligations. No breach of the obligations provided for in Section 9.1 above shall entitle any of the Parties to terminate this Agreement or in any manner affect the obligation of the Parties to implement the Business Closing except if (i) such breach is not cured by the breaching Party within forty-five (45) days as of the notice from the non-breaching Party informing about such breach, and/or (ii) such breach results in a Material Adverse Effect, provided that nothing established herein shall limit in any way the right of Buyer to claim indemnification for any Losses arising out of the breach of this Agreement, subject to the provisions of Section 16.

Section 10. Business Closing

10.1. Business Closing. Subject to the fulfillment or waiver of the conditions precedent provided for in Section 8 above, the closing of the sale of the Novita Shares to Buyer and the payment of the Preliminary Novita Shares Purchase Price to Hypermarcas (the “Business Closing”), the Business Closing shall occur on the date determined in accordance with Section 10.1.3 below, subject to the provisions of Section 10.4 (the “Business Closing Date”).

10.1.1. Place. The acts related to the Business Closing, including the formalization of the assignment and transfer of the Novita Shares by the Sellers to Buyer, shall be performed at the offices of Souza, Cescon, Barrieu & Flesch Advogados, located in the City of São Paulo, State of São Paulo, at Rua Funchal, No. 418, 11th floor.

10.1.2. Preferable Business Closing Date. The Parties undertake to endeavor their best efforts for the Business Closing to occur on or before March 31st, 2016.

10.1.3. Notice of Fulfillment of Conditions to Transfer. Once the conditions precedent for the Business Closing set forth in Sections 8.1 and 8.2 are fulfilled, Hypermarcas shall notify Buyer, in writing, within ten (10) Business Days counted as of the date of the fulfillment of the last Condition Precedent for the Business Closing set forth in Sections 8.1 and 8.2 (the “Notice of Fulfillment of Conditions to Business Closing”), to inform (i) such fulfillment, attaching to such Notice of Fulfillment of Conditions to Business Closing sufficient and documented evidence of such fulfillment; and (ii) the Business Closing Date, which shall be on the last Business Day of a month, at least fifteen (15) days after the receipt, by Buyer, of such notice.

10.2. Simultaneous Actions. The Parties acknowledge and declare that, for the purposes of this Agreement, none of the obligations provided for in Section 10.3 below, to be complied by the Parties and by the Companies on the Business Closing Date, shall be deemed as perfect and fulfilled unless all the other obligations referred to in Section 10.3

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shall have been fully, properly and simultaneously complied with on the Business Closing Date.

10.3. Obligations on the Business Closing Date. On the Business Closing Date, the Parties agree to practice the following acts:

(i) Sellers shall deliver to Buyer, and Buyer shall deliver to Sellers, a statement confirming that the conditions precedent set forth in Section 8 have been duly complied with and/or waived by the applicable Party;

(ii) the assignment and transfer, to Buyer, of all of the Novita Shares, by means of the execution of the proper term of transfer in Novita’s Transfer of Shares Registry Book, the corresponding registry in Novita’s Shares Registry Book and the holding of a general shareholders’ meeting of Novita, which minutes shall be substantially in accordance with Exhibit 10.3(ii), to decide on (a) the resignation of the current managers of Novita, and (b) the appointment of the new managers of Novita indicated by Buyer;

(iii) the receipt by Buyer of the executed resignation letters of the legal representatives of Novita and Savoy appointed by Hypermarcas, substantially in the form of Exhibit 10.3(iii);

(iv) the holding of a general shareholders’ meeting of Savoy, which minutes shall be substantially in accordance with Exhibit 10.3(iv), to decide on (a) the acceptance of the resignation of the legal representatives of Savoy, and (b) the appointment of the new officers of Savoy indicated by Buyer;

(v) Buyer shall pay the Preliminary Novita Shares Purchase Price to the Sellers, in immediately available funds to the bank account indicated in Exhibit 7.3(ii);

(vi) Sellers shall cause the Companies to grant a public instrument of power of attorney to the individuals appointed by Buyer with powers of management of the Companies, for the period comprising the Business Closing Date and date of register of the general shareholders meeting of Novita and Savoy, as the case may be, in the form attached hereto as Exhibit 10.3(vi). Buyer shall hold Sellers and its Affiliates harmless from and indemnify them for any and all Losses incurred and/or suffered by them as a result from the actions practiced by the attorneys-in-fact appointed by means of such power of attorney;

(vii) the Parties shall execute the closing memorandum formalizing the Business Closing and Business Closing actions, as per the form of the draft attached hereto as Exhibit 10.3(vii);

(viii) the Parties shall execute the Lease Agreements;

(ix) the Parties shall terminate the Trademarks License Agreement.

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10.3.1. File of the General Shareholders Meetings. No later than five (5) Business Days as of the Business Closing Date, Buyer shall file before the Board of Trade of State of Goiás, the minutes of the general shareholders’ meeting of Novita and Savoy provided for in Sections 10.3(ii) and 10.3(iv), respectively. Sellers undertake to cooperate with Buyer to obtain such registration, including by timely signing and presenting any and all reasonable additional documents that may be required by the Board of Trade of State of Goiás to conclude such registration.

10.4. Drop Dead Date. Subject to Section 10.5 below, if the Business Closing Date does not occur until December 31, 2016 (the “Drop Dead Date”) and no Party is in breach of its obligations under this Agreement, any of the Parties may choose not to consummate the Business Closing, and shall inform the other Party in writing of its decision within five (5) Business Days as of the Drop Dead Date. In the event any Party is in breach of its obligations under this Agreement, such breaching Party shall not have the right to choose not to consummate the Business Closing and the non-breaching Party shall, within thirty five (35) Business Days as of the Drop Dead Date, notify the other Party in writing of whether it intends to (i) terminate this Agreement; or (ii) consummate the Business Closing by means of waiving any pending conditions precedent provided for in Section 8 above.

10.4.1. No Effect. If this Agreement is terminated pursuant to Section 10.4, unless otherwise provided herein, this Agreement shall become void and of no effect, provided that (i) Section 7 (Trademarks Closing), Section 10.4 (Drop Dead Date), Section 10.5 (Call Option), Section 25 (Severability of the Provisions), Section 28 (Confidentiality) and Section 29 (Arbitration) shall survive the termination of this Agreement and (ii) nothing herein shall relieve a Party hereto of any liabilities for Losses incurred or suffered by any other Party as a result of any breach of any covenant or undertaking under this Agreement, including, but not limited to, as a result of any willful or negligent act or omission.

10.5. Call Option. In the event the Business Closing does not occur pursuant to Section 10.4 above, Hypermarcas shall have the right to exercise a call option for the acquisition of the Trademarks (the “Trademarks Call Option”), which shall be further detailed in the Trademarks License Agreement and shall be subject to the following terms and conditions:

(i) the Trademarks Call Option shall be exercisable during a period of sixty (60) days counted as of the earlier of (i) the termination of this Agreement pursuant to Section 10.4; or (ii) the end of the five (5) Business Days period set forth in Section 10.4, in case no notice is sent by any of the Parties (the “Exercise Period”)

(ii) the price of the Trademarks Call Option (the “Call Option Price”) shall be the amount equal to the Trademarks Purchase Price, duly adjusted in accordance with the variation of the CDI, from the date of actual payment of the Trademarks Purchase Price until the date of the actual payment of the Call Option Price; and

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(ii) the Upfront Novita Shares Purchase Price received on the Trademarks Closing Date shall be returned to the Buyer, duly adjusted in accordance with the variation of the CDI, from the date of actual payment until the date of such return, which shall be the same date of payment of the Call Option Price.

10.5.1. Liens. Buyer agrees, until the first of (i) the Business Closing Date or (ii) the end of the Exercise Period, not to (a) sell or dispose, in any way, nor create any Liens on the Trademarks, (b) abandon, cancel, let lapse, fail to protect or otherwise dispose of any of the Trademarks; and/or (c) transfer, lease, lease back, sublease, license or otherwise dispose of any of the Trademarks, or any interest therein, maintaining the Trademarks in good conditions.

10.5.2. No Exercise of the Call Option. In the event Sellers do not to exercise the Trademarks Call Option within the Exercise Period, Buyer shall be entitled to terminate, with a 6 (six) month prior written notice, the Trademarks License Agreement (the “Trademarks License Agreement Termination Notice”), without any liabilities, and sell or dispose, in any way, or create any Liens on the Trademarks; provided, however, that in case Buyer delivers the Trademarks License Agreement Termination Notice to Hypermarcas for such purposes, then the Exercise Period shall be considered extended for a period of thirty days as of the date on which the Trademarks License Agreement Termination Notice is delivered to Hypermarcas.

10.6. Failure to Implement the Business Closing. In case the Business Closing does not occur as a result of any action for which the any of the Sellers, on the one side, or any of the Buyer, on the other side, can be held responsible for, which responsibility shall be determined by a final and non-appealable decision, in accordance with Section 29 below, then the Party held responsible for such an action shall pay to the other Party a penalty in the amount of six hundred million Reais (R$600.000.000,00), without prejudice to the reimbursement of any Losses incurred by the non-responsible Party.

10.7. Potential Negotiation of Real Estate Sale. The Parties agree to negotiate in good faith the potential sale to Buyer of the real estate property located in the City of Goiânia, State of Goiás, registered under real estate record file No. 110,734, at the 2nd Real Estate Registry Office of Goiânia/GO, as an ancillary agreement within the context of the transactions contemplated herein until the Business Closing Date. Nothing in this Section 10.7 shall be understood and/or construed as to cause the effective sale of such real estate as a condition precedent for the implementation of the transactions contemplated herein, including the Business Closing, In case no agreement is reached with respect to the sale of such real estate, its use shall be regulated in the form of the applicable Lease Agreement attached hereto.

Section 11. Further Obligations of Sellers

11.1. Dismemberment of Real Estate Properties. The Parties hereby undertake to practice any and all acts, and to execute any and all necessary documents that may be required to accomplish (i) the dismemberment of ownership of the real estate

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property described in Exhibit 11.1(i), and (ii) the complete regularization of all competent real estate registries in order to reflect the built areas within such estate properties, by implementing the steps described in Exhibit 11.1(ii). All costs and expenses in connection thereto or required to be incurred, or resulting from the fact that the Companies are not the lawful registered owners solely of the real estate property described in Exhibit 11.1(i), as belonging to the BPC Business as of the Business Closing Date, shall be directly borne and paid by the Sellers.

Chapter V. Representations and Warranties

Section 12. Representations and Warranties of Sellers

12.1. Representations and Warranties. Subject to the limitations contained therein, Sellers hereby represent and warrant the following to Buyer.

12.1.1. Organization. Sellers and each of the Companies are corporations, duly organized and validly existing and in good standing under the Applicable Laws of the Federate Republic of Brazil. Sellers are legally qualified to independently conduct the BPC Business as currently conducted by Hypermarcas and its Affiliates, as well as to own and use all of the BPC Business’ properties and assets. The Companies have no and, on the Business Closing Date, will have no direct or indirect subsidiaries, provided that Novita shall hold all of the Savoy Shares prior to the Business Closing Date.

12.1.2. Authorization. Sellers and the Companies have the full power and necessary authority to execute and deliver this Agreement and to perform the obligations contained herein. Sellers and the Companies are in their full capacity and do not depend on any additional authorization to execute this Agreement, except as provided for in this Agreement.

12.1.3. Valid and Enforceable Agreement. This Agreement has been duly and validly executed and delivered by Sellers and the Companies and is a valid and binding agreement of Sellers and the Companies, enforceable against each of Sellers and the Companies in accordance with its terms (assuming the validity with respect to Buyer).

12.1.4. No Conflict; Consents. The execution and delivery of this Agreement by each of Sellers and the Companies, and the completion of the operations described herein do not:

(i) except as disclosed in Exhibit 12.1.4(i), breach or conflict with (a) any organization or corporate document of Sellers nor of the Companies, or with any corporate resolution of its respective shareholders, or (b) any agreement, contract, commitment, obligation, understanding, arrangement or restriction of any kind relating to the BPC Business to which any of Sellers and the Companies is a party or are subject to, or by which their respective assets or properties are bound, which is relevant for the operation of the BPC Business and which termination would prevent the operation of the BPC Business in accordance with its past practices;

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(ii) breach or conflict with any Applicable Law to which Sellers and the Companies, or their respective assets or properties may be bound to or affected by;

(iii) except as otherwise provided for in this Agreement, or as disclosed in Exhibit 12.1.4(iii), create any Liens on any of the assets or properties of the Companies, or on the Shares; or

(iv) except as otherwise provided for in this Agreement, and except further as provided for in Section 14.1, require the consent or approval of any Governmental Authorities or any third parties in connection with the execution and performance of this Agreement by Sellers and the Companies or the consummation by Sellers and the Companies of the transaction contemplated by this Agreement.

12.1.5. Ownership. All shares of the Companies have been duly authorized, validly issued and are fully paid. Furthermore, all such shares are free and clear of any Liens, and, except as provided for in this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other agreements or commitments that could require Sellers or the Companies to sell, transfer or otherwise dispose of any of the shares of the Companies or that could require the Companies or Sellers to cause the Companies to issue or sell any of its own corporate capital or any right which may otherwise be converted or exchanged into equity in the Companies’ capital stock.

12.1.6. Financial Statements, Books and Records. Exhibit 12.1.6 hereto contains complete copies of (i) audited financial statements of the BPC Business (except for the intimate care business), and (ii) managerial financial statements comprising balance sheet and profit and loss account regarding the intimate care business both as of December 31, 2014 (the “Financial Statements”). The Financial Statements have been prepared in accordance with IFRS and accurately reflect the books and records and other financial records of Sellers and the Companies, as applicable, and are true, correct and complete and precisely represent the financial position and results of operations and changes in financial positions of the BPC Business. Except as otherwise provided in this Agreement, the BPC Business shall not have on the Business Closing Date any off balance sheet obligations, undisclosed debt, obligation or liability, whether due or maturing, disclosed or not, contingent, outstanding or of any other nature. The books and records of Sellers and the Companies regarding the BPC Business are true, correct and complete in all material respects, and were prepared in accordance with the Applicable Laws.

12.1.7. Absence of Changes. Subject to Section 9.1.2, since January 1st, 2015, Sellers have conducted the BPC Business only in the ordinary course of business and consistent with past operational practices of the Sellers and the Applicable Laws and, after the implementation of the Corporate Reorganization, the BPC Business shall be conducted in the ordinary course, consistent with past operational practices of the Sellers and the Applicable Law.

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12.1.8. Assets.

(i) Assets. Except with respect to Real Estate, which representation is granted pursuant to item (ii) below, Sellers are the legitimate and lawful owners or lessees of all assets (tangible or intangible) used in or held in use for the conduct of the BPC Business (including all pieces of equipment and vehicles, excluding Inventory), which, except as described in Exhibit 12.1.8(i)(a), are free and clear of any Liens and are sufficient to conduct the BPC Business as currently conducted, and are described in Exhibit 12.1.8(i)(b) (the “BPC Assets”). The BPC Assets have been properly maintained by Sellers in good working order, suitable for use as currently used and are operational, except for their natural wear and tear (with no material defects), are (and will be until the Business Closing Date) in working order for the purposes for which they were intended to, in accordance with past practices of the Sellers. The BPC Assets will be, until the Business Closing Date, owned by the Companies without Liens, for the continuance of the BPC Business, as currently carried out by Hypermarcas and its Affiliates.

(ii) Real Estate. Sellers and the Companies, as applicable, are the lawful possessors of the Leased Real Estate and/or the lawful owners of the Owned Real Estate and, exclusively with respect to the Owned Real Estate, the Sellers, have good and marketable title of it.

(a) the Owned Real Estate is free and clear of any Liens;

(b) both the Owned Real Estate and Leased Real Estate are in good conditions of use, with exception to normal wear and tear through use and time that are not material in nature or in cost;

(c) the existing use of each Owned Real Estate and Leased Real Estate is a lawful permitted use, all consents and licenses which are strictly required for such existing uses have been obtained and all Taxes and expenses due have been paid;

(d) there are no pending or, to the Knowledge of Sellers, imminent lawsuits or administrative actions relating to the property or other matters which could be reasonably expected to adversely affect the current use, occupancy, or value of the Owned Real Estate; and

(e) the Owned Real Estate and the Leased Real Estate constitute all the real property necessary and sufficient to continue to operate the BPC Business substantially in the same manner as conducted by the Sellers up to the date hereof.

(iii) Leases. All the leases listed in Exhibit 12.1.8(iii) are valid, binding, and enforceable in accordance with their terms and are in full force and effect. There are no outstanding material defaults by Sellers (and on the Business Closing Date there will be no outstanding material defaults) thereunder (nor to the Knowledge of Sellers

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are any of the other parties thereto in material default). No written notice of any alleged breach of any of the terms of the leases has been served by any landlord.

12.1.9. Intellectual Property. Hypermarcas is the sole lawful owner of the rights over the registered Intellectual Property listed in Exhibit 12.1.9(i), which, together with other unregistered items, constitutes all Intellectual Property used exclusively in the conduction of the BPC Business as currently conducted and, except as disclosed in Exhibit 12.1.9(ii):

(i) there is no restriction on the disclosure, use or transfer of such Intellectual Property;

(ii) the Intellectual Property is free and clear of any Liens;

(iii) Hypermarcas has not granted any license, in any way, or similar rights to third parties, except its Affiliates, in relation to any of the Intellectual Property and the use thereof by any third party, except its Affiliates, is not in any way authorized;

(iv) the Intellectual Property is duly registered or, as applicable, all applicable registry requests have been filed with INPI, or other competent trademark offices, in Brazil or abroad, and are in good standing with all fees and filings due as of the date hereof and the Trademarks Closing Date;

(v) Hypermarcas has not received notice of any claims (a) challenging the validity, effectiveness or ownership by Hypermarcas of the Intellectual Property, and, to the Sellers’ Knowledge, no such proceeding is threatened, or (b) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Seller infringes on or misappropriates any intellectual property or other proprietary or personal right of any Person;

(vi) the software used by or on behalf of Sellers and the Companies has been internally developed, purchased or licensed from third parties for the Sellers and the Companies’ use. The Sellers and the Companies have been in compliance in all material respects with all of its software license agreements and are not in breach of any software license; and

(vii) to the Knowledge of Sellers, the Sellers and the Companies have not violated any third party Intellectual Property right, or ever infringed or misappropriated any such right.

12.1.10. Environmental Aspects. Sellers and the Companies, as applicable, hold the environmental permissions which are strictly required to operate the BPC Business as it is currently operated by Sellers.

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(i) To the Knowledge of Sellers, Sellers and the Companies are and have been in compliance with substantially all environmental Applicable Laws regarding the BPC Business, have filed all material reports and other information required to be so filed by the Applicable Laws.

(ii) There are no material liabilities of or relating to the BPC Business or, to the Knowledge of Sellers, of any of the former owners of the Real Estate on any title whatsoever, arising under or relating to any environmental Applicable Law, and there are, to Sellers’ Knowledge, no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such material liability.

(iii) To the Knowledge of Sellers, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, from, on or under any Real Estate or any property leased or operated for purposes of the BPC Business.

12.1.11. Relevant Contracts. There are no contracts in effect in which Sellers and the Companies are a party or subject to, with respect to the BPC Business, which contain any obligations or reflects a transaction which would be deemed to be out of its ordinary course of business. To the Knowledge of the Sellers, the Sellers and the Companies are not in default on any material obligation contained in any such contracts. None of such agreements contain any limitations to the freedom of the Companies to compete in any line of business or with any Person or in any area, or to the conduct of the BPC Business in any manner.

12.1.12. Financial and Commercial Matters.

12.1.12.1. Warranties and Merchandising. To the Knowledge of Sellers (a) there is no material outstanding warranty with respect to the products related to the BPC Business; (b) there are no material agreements, contracts or commitments, other than labor agreements, which contain, describe, or in any other manner binds Sellers or the Companies with respect to incentives for sales of Sellers’ products or services related to the BPC Business, or to make payments to or for a customer, or make any other accommodation for a customer, related to the BPC Business.

12.1.12.2. Customers and Suppliers. Exhibit 12.1.12.2(a) hereto contains a true and complete list of Hypermarcas’ one hundred (100) largest customers, related to the BPC Business (based on the amount of sales in Reais), which shall contain the amount in Reais of such sales to each such customer for 2014. Exhibit 12.1.12.2(b) hereto contains a true and complete list of Sellers’ thirty (30) largest suppliers, related to the BPC Business (based on the amount of purchases in Reais).

12.1.13. Litigation. There is no litigation, procedure, action, suit, proceeding, judicial or administrative measure, claim, or any assessment notice, summons, judicial notification, investigation or arbitration pending before any agency, court or tribunal, foreign or domestic, in which the Companies have been summoned, notified or officially

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communicated with respect to the Companies. Any litigation, procedure, action, suit, proceeding, judicial or administrative measure, claim, or any assessment notice, summons, judicial notification, investigation or arbitration pending before any agency, court or tribunal that relates to the BPC Business or shall not be transferred to the Companies and/or the Buyer in connection to the transactions contemplated herein and shall remain under the full and exclusive liability of Sellers. Sellers are not aware of any facts or circumstances which could result in a private or government action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic against the Companies that could have a negative effect to the BPC Business.

12.1.14. Tax Matters. On the date hereof and on the Business Closing Date:

(i) The Companies, and the Sellers in connection with the BPC Business, are and have been in compliance with all Tax Applicable Laws. The Companies, and the Sellers in connection with the BPC Business, have performed all of its Tax obligations and ancillary obligations.

(ii) All the Taxes due by the Companies, and the Sellers in connection with the BPC Business, were duly registered in the correspondent financial statements of the Companies or the Sellers, as applicable, and, until the date hereof, were duly and shall be, on the Business Closing Date, with respect to the Companies, and the Sellers in connection with the BPC Business, timely and fully paid. All Taxes required to be withheld, collected or deposited by or against the Companies, and the Sellers in connection with the BPC Business, have been timely withheld, collected or deposited, as appropriate, and to the extent required.

(iii) Until the date hereof, all the federal, state and municipal statements of the Companies, and the Sellers in connection with the BPC Business, were and on the Business Closing Date shall be, timely presented to the competent Governmental Authorities.

(iv) The Companies are not bound to any sharing, indemnity, financing or Tax allocation with respect to the BPC Business.

(v) Sellers are in full compliance with the projects, investments, minimum tax payments, obligations related to the adoption and maintenance of certain business structure and other applications submitted by it to the competent Governmental Authorities in order to enjoy the Tax incentive described in Exhibit 12.1.14(v).

(vi) There is no audit relating to any Taxes with respect to the Companies, or the Sellers in connection with the BPC Business, currently in progress.

12.1.14.1. Sellers and the Companies have not received or paid any amounts with respect to the BPC Business which have not been registered in their respective accounting books, nor have they retained any amounts from third-parties which they should have, but failed to, deliver to corresponding authorities.

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12.1.15. Labor Aspects.

(i) All of Business Employees are duly registered as such in the proper books, in accordance with Applicable Laws.

(ii) Sellers and the Companies fully comply with all of its obligations arising from the applicable labor and social security laws with respect to the Business Employees.

(iii) Except as otherwise provided in Exhibit 12.1.15(iii), Sellers and the Companies are not a party or is bound to any collective bargaining or similar agreement entered into with any labor organization, or to labor rules or practices agreed upon with a labor organization or employees’ association that is applicable to the Business Employees.

(iv) There is no claim, legal or other proceeding proposed by any current or former employee of the Companies, that alleges breach of labor agreement or of any Applicable Law.

(v) Exhibit 12.1.15(v) contains a complete list of all plans or programs of benefits and/or incentives and/or support offered by Sellers and the Companies to the Business Employees.

(vi) Sellers and the Companies are in compliance with all Applicable Laws relating to the FGTS and to INSS regarding the Business Employees, and have adequately funded and/or contributed to the FGTS and INSS of all the Business Employees.

12.1.16. Insurance. Exhibit 12.1.16 contains a list of insurance policies which are currently in force, with respect to the BPC Business and the BPC Assets. All of the premiums related to such insurance policies that were due until this date have been fully and timely paid. All of the before mentioned policies shall be valid and remain in full force up to the Business Closing Date. There are no ongoing claims under said insurance policies.

12.1.17. Guarantees to Third Parties. Sellers and the Companies are not guarantors or sureties of, or otherwise are liable for, any Person’s Liability, as referred to the BPC Business.

12.1.18. Permits and Licenses. Sellers hold the permits, licenses, approvals and authorizations from Governmental Authorities which are strictly required for Sellers to continue to conduct the BPC Business, as it is currently conducted by the Sellers. There is no material breach or violation of any such permits, licenses, approvals and authorizations that could result in the loss of the same or that could impact the BPC business. No proceeding to modify, suspend, terminate or otherwise limit such permits, licenses, approvals and authorizations is pending.

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12.1.19. Brokerage Fees and Commissions. There is no investment banker, broker, legal advisor or finder which has been retained by or its authorized to act on behalf of the Companies who is or might be entitled to any fees, commission or payment from the Companies in connection with the negotiation, preparation or execution of this Agreement or the consummation of the transactions contemplated herein.

12.1.20. Compliance with Laws. Sellers, including, but not limited to, in relation to the BPC Business, and the Companies are in compliance, in all material respects, with all Applicable Laws.

12.1.21. Anti-corruption; Anti-bribery. Neither of Sellers (in connection with the Companies and/or with the BPC Business), nor, to the Knowledge of Sellers, an officer, an employee or other agent of Person authorized to act on behalf of the Companies has:

(i) used or promised to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to a member of a Governmental Authority, any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization;

(ii) made, paid, gave, authorized (tacitly or otherwise), offered, accepted or promised to make any payment or gift to confer any financial or other advantage or to transfer anything of value (whether directly, indirectly or through a third party) to or for the use or benefit of any Person, including, for the avoidance of doubt, third parties, in all such cases with the intention of unlawfully influencing to obtain or retain business or business advantage; or

(iii) made, authorized, offered, accepted, tolerated or promised to make any bribe, facilitation payment, rebate, payoff, influence payment or kickback or has taken any other actions that would violate: (a) any Applicable Laws that relate to bribery or corruption, including the anti-corruption or anti-money laundering Applicable Laws of Brazil; or (b) the OECD Convention of Combating Bribery of Foreign Public Officials in International Business Transactions, the United Nations Convention Against Corruption.

12.1.22. Compliance with Antitrust Laws. Neither of Sellers (in connection with the Companies and/or with the BPC Business), nor, to the Knowledge of Sellers, an officer, an employee or other agent of Person authorized to act on behalf of the Companies: (i) has ever been engaged in any agreement or practice whose object or effect is (a) to prevent, restrain or distortion of competition; (b) to control the relevant market of goods or services; (c) to arbitrarily increase profits; and (d) to abusively exercise a dominant position; or (ii) has breached any provisions of Law No. 12,529, of November 30, 2011, CADE’s Internal Rules, as well as any other resolutions and guidelines issued by CADE, including but not limited to the provisions set forth in Article 36, Articles 88 to 91 of Law No. 12,529, of November 30, 2011 and Articles 108 to 134 of CADE’s Internal Rules.

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12.1.23. Dividends. There are no dividends, interest on net equity or any other remuneration due to Sellers which have been declared by the Companies, and there are no payments or distributions in cash or in kind pending or to be made.

12.1.24. Product Liability Claims. The Companies are not on the date of this Agreement subject to any known asserted claims for liability on account of products sold on or prior to such date, which are not fully covered, including all costs of defense and investigation related to such claims, by its or its vendors’ general liability insurance policies.

Section 13. Representations and Warranties of Buyer

13.1. Representations and Warranties. Subject to the limitations contained therein, Buyer hereby represent and warrant the following to Sellers, which representations and warranties are true, complete and accurate as of the date of the execution of this Agreement (except the representation and warranties related to an specific date, which shall be true and accurate on the date to which they refer) and shall be true, complete and accurate on the Business Closing Date.

13.1.1. Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of the Netherlands, respectively. Buyer is legally qualified to conduct their activities as they are being conducted. Buyer have the power to purchase the Novita Shares and the Trademarks under the terms and conditions provided herein, as well as to comply with all the obligations provided herein in connection thereto.

13.1.2. Authorization. Buyer has full power and necessary authority to execute and deliver this Agreement and to perform the obligations contained in this Agreement. Buyer have full capacity and do not depend on any additional authorization to execute this Agreement.

13.1.3. Valid and Enforceable Agreement. This Agreement is executed by Buyer and is a valid and enforceable obligation of Buyer (assuming the validity with respect to Sellers).

13.1.4. No Conflict; Consents. The execution and delivery of this Agreement by Buyer and the completion of the operations described herein and therein do not:

(i) breach or conflict with (a) any organization or corporate document of Buyer, or with any corporate resolution of its respective shareholders or quotaholders, or (b) any agreement, contract, commitment, obligation, understanding, arrangement or restriction of any kind to which any of the Buyer is a party or is subject to, or by which its respective assets or properties are bound;

(ii) breach or conflict with any Applicable Law to which Buyer or their respective assets or properties may be bound to or affected by; or

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(iii) require any consent, approval or authorization of any Governmental Authority, except as provided for in Section 14.1.

13.1.5. Financial Capacity. Buyer has the financial capacity necessary to accomplish the payments set forth in Section 4.1 above.

13.1.6. Antitrust Matters. Buyer are not aware of any act, fact, event or circumstance that could either (i) result in the merger filing to CADE of the transactions contemplated herein, as provided for in Section 14.1 below, not being classified under the fast track procedure (“procedimento sumário”), or (ii) have a negative impact on the analysis of the transaction contemplated herein by CADE.

Chapter VI. Further Covenants of the Parties

Section 14. Other Covenants

14.1. Filing of the Transaction with the Brazilian Antitrust Authority. The Parties expressly agree that they shall jointly notify the transactions contemplated hereunder as a merger filing with CADE for review and approval, under the terms of Law No. 12,529, dated December 30, 2011. Buyer shall lead the work related to such filing, provided that all documents, petitions and requests or any other information (including the holding of meetings with CADE) to be provided shall be previously approved by Sellers, and Sellers shall cooperate with Buyer in order to provide the necessary information for obtaining the approval from CADE.

14.1.1. The approval request shall be filed by the Parties with CADE no later than five (5) Business Days from the execution of this Agreement.

14.1.2. The costs, fees and expenses related to the filing of the transaction contemplated herein with CADE shall be borne by Buyer, provided, however, that (i) any penalties possibly imposed by CADE shall be borne by the Party that caused such penalty; and (ii) each Party, at its own expense, shall be entitled to appoint its own counsel for following-up on the process with CADE on its behalf.

14.1.3. The Buyer shall undertake to bear the risks related to CADE’s approval, including in case of approval with restrictions.

14.2. Actions by Sellers. The Sellers agree to, immediately after the Trademarks Closing Date, take all actions for purposes of: (i) the completion of the Corporate Reorganization described in Section 8.2.1, (ii) the request for the licenses and permits described in Section 11.1, and (iii) the obtainment of the ICMS Incentive described in Section 8.2.7.

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14.2.1. For purposes of this Section 14.2, Seller shall provide periodic updates (every thirty (30) days) to Buyer on the current status of the actions taken in connection with Section 14.2.

14.3. IPI Lawsuit. After the Trademarks Closing Date and upon request of Buyer, Hypermarcas agrees to cooperate with the Companies to file the appropriate IPI Lawsuit providing all reasonably requested information and assisting the Companies with any other reasonable requests related to it.

Section 15. Non-Compete; Non-Solicit

15.1. Non-Compete. For a period of five (5) years as of the Business Closing Date, exclusively with respect to the products of the BPC Business, Sellers, directly or indirectly, may not in the Brazilian territory (i) operate, engage, own, manage, join, control (including, without limitation, through or as a result of, financing or equity participation), or participate in the ownership, management, operation or control of, or serve as a consultant, advisor, agent, representative of or to, any business related to the beauty and personal care market that competes, directly or indirectly, with the BPC Business; and (ii) create, acquire, lease, sublease or in any other way develop new trademarks that are similar to or that, in any manner, compete with the Trademarks in the BPC Business.

15.1.1. Non-Compete Penalty. In the event Sellers fail to comply with their non-compete obligation established on Section 15.1 above, they shall, without prejudice to other remedies available by law, be subject to the payment to Buyer of a non-compensatory fine in the amount of thirty million Reais (R$30.000.000,00), in order to repair part of the damages that may be incurred by Buyer, which will be entitled to seek for additional compensation.

15.1.2. The Parties hereby acknowledge and agree that the provisions of this Section 15.1 shall apply exclusively to Sellers and their Affiliates. Therefore, in case the Excluded Products are transferred, in total or in part, to any third parties, at any time, including during the five-year term set forth in Section 15.1, the non-compete restrictions set forth herein shall not apply to any such third parties.

15.2. Sellers’ Non-Solicit. For a period of thirty (30) months as of the Business Closing Date, Sellers shall not, directly or indirectly, persuade or attempt to attract any person employed and/or contracted by Sellers or by the Companies (operating within the BPC Business) to leave his/her job or to end his/her contractual relationship, for any reason or purpose, and from employing, in a contractual, temporary or not, salary, statutory or autonomous basis, directly or indirectly, such persons, or assist third parties in employing such persons in any way or supply funds or any other type of support to the activity or business of third parties related to the BPC Business (provided, however, that the provisions of this Section 15.2 are not applicable to past employees of Sellers which had been dismissed by Sellers or by any of its Affiliates on or prior to September 30, 2015).

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15.2.1. Non-Solicit Exception. The limitations provided above shall not prohibit the Sellers from hiring any person who has been terminated by the Buyer or any of their Affiliates prior to commencement of employment discussions between the Sellers and such officer, director or employee.

15.3. Buyer’s Non-Solicit. For a period of thirty (30) months as of the Business Closing Date, Buyer shall not, directly or indirectly, persuade or attempt to attract any person employed and/or contracted by Sellers or any of their Affiliates not related to the BPC Business, provided that such Person is currently not primarily involved in the BPC Business or was not primarily involved with the BPC Business during the past twelve (12) months, to leave his/her job or to end his/her contractual relationship, for any reason or purpose, and from employing, in a contractual, temporary or not, salary, statutory or autonomous basis, directly or indirectly, such persons, or assist third parties in employing such persons in any way or supply funds or any other type of support to the activity or business of third parties.

15.3.1. Non-Solicit Exception. The limitations provided above shall not prohibit the Buyer from hiring any person who (i) initiates discussions regarding such employment without any direct or indirect solicitation by the Buyer, (ii) responds to any public advertisement placed by the Buyer, or (iii) has been terminated by the Sellers or any of their Affiliates prior to commencement of employment discussions between the Buyer and such officer, director or employee. The Parties agree that the exceptions set forth in this Section 15.3.1(i) and (ii) shall not be applicable for any person listed in Schedule 15.3.1.

15.4. Non-Solicit Penalty. In the event any of the Parties fails to comply with their non-solicit obligation established on Sections 15.2 and 15.3 above, the non-compliant Party shall be subject to the payment to the other Party of a non-compensatory fine for each individual employed and/or contracted, in the amount equivalent to one million Reais (R$1.000.000,00).

Chapter VII. Indemnity; Management of Complaints

Section 16. Indemnity

16.1. Buyer’s Indemnity. Subject to the provisions contained in this Section 16, and to the time limitations set forth in Section 16.3.1, Sellers jointly undertake to indemnify and hold harmless, Buyer, the Companies, and their respective Affiliates to which the BPC Business may have been contributed as well as any of their respective managers, shareholders/quotaholders, representatives, directors, officers, employees, Affiliates or agents, and/or any of their successors and assignees, from and against any and all Losses arising from or relating to:

(i) any obligation, liability, fact, act, event, activity of the Companies or relating to the BPC Business, ensuing from acts, facts or omissions entailed, verified or incurred prior and up to the Business Closing Date, either disclosed or undisclosed, known or unknown, whether provisioned or not in the Financial Statements;

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(ii) any breach, misrepresentation or inaccuracy of any representation and warranty made by Sellers in this Agreement; or

(iii) any breach, arrears or default of any of the obligations or covenants of any of Sellers in this Agreement; or

(iv) any obligation, liability, fact, act, event, activity (whether provisioned or not) arising, directly or indirectly, from any liabilities of Sellers and their Affiliates not related to the BPC Business, which may be ascribed to the Companies or Buyer or their respective Affiliates by succession for any reason or in any way; or

(v) any obligation, liability, fact, act, event, activity (whether provisioned or not) in respect of the BPC Business arising, directly or indirectly, as a result of the implementation of any or all of the steps of the transfer of the BPC Business to the Companies, including any Losses related to the Tax and labor procedures and ancillary documents.

16.1.1. Tax Indemnification. Without limiting the foregoing and for the avoidance of doubt: (i) the Sellers shall indemnify and hold harmless the Buyer from and against any Taxes which relate to the Pre-Closing Tax Period that (a) become due and have to be paid by the Companies in connection with the BPC Business; and (b) are assessed by any competent Tax authorities against the Companies; (ii) if Buyer or the Companies pay any Taxes pursuant to Section 16.1.1(i) below, the Buyer shall notify the Sellers about those payments and Sellers shall settle the claim of refund to the Buyer within twenty (20) Business Days after such notification; and (iii) the tax indemnification obligation provided in this Section shall be valid for six (6) years, as of the Business Closing Date.

16.1.1.1 Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Pre-Closing Tax Period shall be deemed to be:

(i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days of the Straddle Period, and

(ii) In the case of Taxes not described in item (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Business Closing Date.

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16.1.2. Tax Obligations. Sellers shall be solely responsible for the payment of any and all Taxes, including for the preparation of the Tax returns and ancillary obligations, which are based on the activities of the BPC Business due by the Companies, until the Business Closing Date.

16.1.2.1. Tax Return Copies. Sellers undertake to prepare at their own costs and deliver to Buyer the applicable Tax returns relating exclusively to the Companies and due in connection with the BPC Business, for its review and file. Furthermore, Sellers shall be fully responsible for all Tax returns of the Companies relating to the Pre-Closing Tax Period.

16.2. Seller’s Indemnity. Subject to the provisions contained in this Section 16, Buyer, with respect to the transactions herein contemplated, shall indemnify and hold harmless Sellers from any and all Losses suffered by Sellers, arising out of or resulting from:

(i) any obligation, liability, fact, act, event, activity relating to the BPC Business, ensuing from acts, facts or omissions entailed, verified or incurred from and after the Business Closing Date;

(ii) any breach, misrepresentation or inaccuracy of any representation and warranty made by Buyer in this Agreement; or

(iii) any breach, arrears or default of any of the obligations or covenants of Buyer in this Agreement.

16.3. Limitations. The indemnifying obligations set forth in Sections 16.1 and 16.2 above shall be subject to the following terms and limitations:

16.3.1. The indemnification undertakings on both Sellers and Buyer contemplated in Sections 16.1 and 16.2 herein are granted for a term of six (6) years, as of the Business Closing Date, except for those (a) of a labor nature, which shall remain valid and effective for a term of two (2) years; (b) of a civil nature, which shall remain valid and effective for a term of three (3) years; provided, however, that in case such Loss results from a Third Party Claim, then a judicial or administrative procedure or assessment shall have been initiated by such third party, within the terms set forth in this Section 16.3.1; or the Indemnifying Party shall have received a written notice, in accordance with Section 18.1 below, with respect to any Third Party Claim assessed by the competent Governmental Authority or claimed (judicially or extra-judicially) in writing by the respective third party, within the terms provided in this Section 16.3.1, provided further that the indemnification obligations of Sellers (w) pursuant to a breach, misrepresentation or inaccuracy of the representations under Section 12.1.10; (x) pursuant to Section 16.1(iv) and 16.1(v); (y) for misrepresentation or inaccuracy of any of the Fundamental Representations; and (z) of fraud or willful misconduct of Sellers shall not be subject to any time limitation.

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16.3.2. Furthermore:

(i) Sellers shall not be liable to indemnify any Indemnified Party in respect of any Loss (and such Loss shall not be taken into account in determining whether the Tipping Basket (as defined below) has been met) unless the Losses exceed fifty thousand Reais (R$ 50,000.00) (the “De Minimis”), it being understood if such amount is exceeded in respect of a Loss, Sellers shall pay the full amount of such Loss. For the purpose of calculating whether the De Minimis amount is exceeded, the amounts of individual Losses arising from substantially the same facts or circumstances shall be aggregated; and

(ii) Sellers shall not be liable to indemnify any Indemnified Party in respect of any Losses unless the Losses, when taken together with all other Losses claimed, exceed two million Reais (R$ 2,000,000.00) (the “Tipping Basket”), at which time Sellers shall indemnify the Indemnified Parties for the entirety of their aggregate Losses and not just the amount exceeding the Tipping Basket.

16.3.2.1. The indemnification limitations provided in Section 16.3.2 shall not apply to any Losses arising out of (a) Section 16.1(iv) and 16.1(v); (b) misrepresentation or inaccuracy of any of the Fundamental Representations; (c) or willful misconduct of Sellers and (d) Direct Claims.

16.4. Taxes on Payments. Any sum payable under this Section 16 shall be paid free and clear of any Tax deduction or withholding whatsoever, except as may be required by law. If any deduction or withholding is required by law, or if an Indemnified Party is subject to additional taxation as a result from such payment, the Indemnifying Party shall increase the amount of the indemnity payment by such additional amount as it is necessary to ensure that the net amount received and retained by the Indemnified Party (after taking into account all deductions, tax on gross revenues, withholding, additional taxation in respect of its receipt or entitlement to such payment) is equal to the amount which it would have received and retained if the payment in question has not been subject to any deductions or withholdings or additional taxation. In the same sense, if the payment of any amounts arisen from a Loss by the Indemnified Party results in a reduction of any taxation, which the Indemnified Party is subject to, the Indemnifying Party shall deduct the amount of indemnity to be paid equivalent to the benefits accrued by the Indemnified Party regarding such payment.

16.5 Insurance and recoveries. The Indemnified Party shall use commercially reasonable efforts to seek full recovery in respect of any Losses indemnifiable hereunder against any other potential sources of recovery, including under all insurance policies covering any Loss against insurers to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly delivered to the Indemnifying Party.

16.6. Subrogation. The Indemnifying Party shall be subrogated to all rights of the Indemnified Party in respect of any Loss borne by the Indemnifying Party; the

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Indemnified Party shall fully cooperate in timely manner with the Indemnifying Party in order to seek recovery from any third party for any Loss borne by the Indemnifying Party. Buyer shall, and shall cause the Companies to, and Sellers also shall, endeavor their best efforts to bring indemnity claims against any third party who has an indemnification obligation to either of them with respect to any Loss and to diligently pursue such claims until finally adjudicated.

16.7. Exclusive remedy. The indemnification pursuant to this Section 16 shall be the sole and exclusive remedy of the Parties, from and after the Trademarks Closing Date and the Business Closing Date, as the case may be, for any breach of any representation, warranty, covenant or undertaking made by the Parties in this Agreement. Any further statutory claims for Losses, damages, rescission or seeking reduction of the Purchase Price deriving from any breach of a representation, warranty, covenant or undertaking are expressly excluded, provided that this Section 16.7 shall not restrict or limit the right of a Party to seek specific performance of any of the obligations provided for in this Agreement or file any injunction or preliminary remedy provided for under the applicable law.

Section 17. Management of Complaints

17.1. Notice of Loss. Except in the event related to a Loss resulting from a Third Party Claim, pursuant to Section 17.2 below (“Direct Claim”), any Party which requests an indemnity pursuant to Section 16 above (“Indemnified Party”) shall present to the other Party (“Indemnifying Party”) a notice of any issue which has given or shall give origin to an indemnifiable right pursuant to this Agreement, as soon as practicable after the date on which it becomes aware of the act or fact that gives or shall give origin to the indemnity right herein foreseen, mentioning the Loss amount, its respective calculation method and containing a reference to the provisions of this Agreement with respect to which this indemnifiable right is demanded or demandable.

17.1.1. Indemnity Payment. The payment or reimbursement of any indemnity pursuant to Section 17.1 above shall be made within fifteen (15) days as of the receipt by the Indemnifying Party of the notice sent by the Indemnified Party, requesting the Loss payment or reimbursement, in the event that the Loss has been incurred. If the Indemnifying Party does not agree with the request made by the Indemnified Party, the issue shall be subject to arbitration pursuant to Section 29 and if the request is confirmed by such decision, then the Indemnifying Party shall effect the payment or reimbursement within fifteen (15) days after being notified of such decision.

17.2. Losses Related to Third Parties Claims. The Indemnified Party shall notify the Indemnifying Party about any third party claim or demand, judicial or not (“Third Party Claim”) that the Indemnified Party has verified that gave or shall give origin to any indemnity obligation pursuant to this Agreement as soon as practicable (except that, in the event that such Third Party Claim is object of an administrative proceeding or lawsuit, such notice shall be delivered until the date equivalent to a third of the legal deadline for answer), including the estimated amount of such claim or demand (“Notice”), and the Indemnifying Party shall have the right to assume the defense, at its own expenses, of any such Third Party

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Party shall have the right to assume the defense, at its own expenses, of any such Third Party Claim, to be handled by a lawyer chosen by the Indemnifying Party, who shall be acceptable to the Indemnified Party, which acceptance shall not be unreasonably withheld.

17.2.1. Indemnifying Party Defense. If the Indemnifying Party elects to conduct the defense of any Third Party Claim, it shall handle such defense with diligence and care, and with the objective of no further losses being incurred. In this case, the Indemnified Party shall collaborate, in the manner which is reasonably required, in this defense or suit.

17.2.2. Settlement. The Indemnified Party shall not enter into any settlement, commitment or termination of the Third Party Claim, without the previous written approval of the Indemnifying Party. However, the Indemnifying Party shall have the obligation to agree with any settlement, commitment or termination of such Third Party Claim which the Indemnified Party shall recommend and which, according to its terms, exempts the Indemnifying Party from the payment of the total amount of any Loss related to such Third Party Claim; provided, however that the Indemnifying Party shall not be obliged to agree with the pronouncing of any decision or with the execution of any settlement that (i) foresees an injunction or any other non-monetary measure that affects the Indemnifying Party or any Affiliate of the Indemnifying Party, or (ii) does not include, as an unconditional term, the release of all Losses referred to such Third Party Claim by its plaintiff or claimer in benefit of the Party which is subject to the respective Third Party Claim.

17.2.3. Lack of Notice. The lack of notice of the Indemnified Party to the Indemnifying Party, pursuant to Section 17.2 above, shall not prejudice the right of the Indemnified Party to receive the indemnity payment, except if such lack of notice prejudices the Indemnifying Party’s rights or ability to present a defense.

Chapter VIII. General Provisions

Section 18. Notices

18.1. Notices. All notices, communications and/or notifications to be made under this Agreement shall be made in writing and shall be deemed properly given to the Parties, provided that they are made by means of personal delivery (including delivery by commercial services such as messengers and airfreight forwarders), by electronic means (such as electronic mail) or by mail sent registered or certified mail, postage prepaid, at the following addresses and e-mail addresses (or to such other addresses or e-mail address designed in writing by a Party to the other informing the change of address):

If to Sellers:
Hypermarcas S.A.
Attn.: Mr. Claudio Bergamo dos Santos, CEO
Mr. Martim Prado Mattos, CFO
Av. Magalhães de Castro, 4800, 24º andar, Conjunto 241
Edifício Continental Tower - Bairro Cidade Jardim

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São Paulo, SP, CEP 05502-001

E-mail: notificações@hypermarcas.com.br

With a copy to, which shall not constitute notice under this Agreement:

Souza, Cescon, Barrieu & Flesch Advogados

Attn.: Fabíola C.L. Cammarota de Abreu

Rua Funchal, 418, 11o. andar

São Paulo, SP, CEP 04551-060

E-mail: Fabiola.cammarota@souzacescon.com.br

If to Buyer:

Jab Cosmetics BV

Attn.: Joachim Creus

E-mail: joachim.creus@jabse.eu

City of Haarlem, at Oudeweg, 147

ZIP Code 2031, CC

The Netherlands

With a copy to, which shall not constitute notice under this Agreement:

Barbosa Mussnich Aragão Advogados

Attn.: Paulo Aragão

Av. Presidente Juscelino Kubitscheck, 1455, 10º. andar

São Paulo, SP, CEP 04543-011

E-mail: pca@bmalaw.com.br

18.1.1. Changes. Any Party may by notice given in accordance with Section 18.1 designate another address or Person for the receipt of the notices hereunder.

Section 19. Expenses

19.1. Expenses. Except as otherwise provided for herein, each Party shall bear the payment of its own fees and expenses (including, without limitation, the fees and expenses of its attorneys, accountants, financial advisors and other professionals) incurred with the preparation and execution of this Agreement and/or the transactions contemplated herein.

19.2. Without prejudice of the foregoing, each party shall be responsible for and shall pay all expenses involved in notarization, authentication and legalization of the signatures of any of the representatives of the Parties on any of the transfer documents relating to the transfer of the Trademarks or the registered Intellectual Property. Buyer will bear all expenses relating to the recording of any such Transfer documents relating to the transfer of the Trademarks or the registered Intellectual Property with any Governmental Authorities as may be necessary or appropriate.

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Section 20. Best Efforts, Additional Assurance

20.1. Best Efforts. Subject to the terms and conditions contained herein, each of the Parties hereby agree to endeavor its best efforts to take, or cause to be taken, all reasonable required or advisable actions and measures in accordance with the Applicable Law to consummate and implement the transactions contemplated herein.

Section 21. Approvals and Consents

21.1. Approvals. Without prejudice to the remaining provisions of this Agreement, the Parties shall cooperate, to the required extent, to present all the notices and therefore obtain, as soon as reasonably possible, all the approvals, consents, authorizations and waivers from governmental departments or federal, state and municipal agencies, or any other party that is required or deemed necessary or beneficial for the consummation of the transactions contemplated herein.

Section 22. Entire Agreement

22.1. Entire Agreement. This Agreement, together with all its Exhibits (all hereby incorporated by reference), contain the entire agreement and understanding of the Parties with respect to subject that is its object.

Section 23. Waiver; Amendment

23.1. Waiver. No waiver, termination, or disregard of this Agreement, or of any of the terms and provisions contained herein, shall bind the Parties unless it is made in writing. No waiver by any of the Parties to any term or provision of this Agreement or any violation to this Agreement shall affect the right of such Party to later demand the compliance with such term or provision, or to exercise any right or remediation in case of any other violation, whether or not similar.

23.2. Amendment. This Agreement cannot be modified or amended, except through a written instrument executed by all the Parties.

Section 24. Assignment and Transfer

24.1. Assignment. Neither this Agreement, nor the rights or obligations hereunder may be assigned by any of the Parties without the previous consent, in writing, of the other Party.

24.2. Special Authorization to Buyer. Notwithstanding the provisions of Section 24.1 above, the Sellers hereby agree that Buyer may assign and transfer its rights and obligations to Coty Inc., who, in its turn, once such assignment is effected, may assign and transfer its rights and obligation to an Affiliate Controlled by Coty Inc., which may be a

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Brazilian Controlled Affiliate, provided, however, that (i) Buyer and/or Coty Inc., as applicable, shall deliver to Sellers a prior written notice, confirming the assignment and transfer of such rights and obligations and, in the case of Coty Inc., the Affiliate to which the rights and obligations will be transferred; (ii) Coty Inc. and/or the Affiliate to which the rights and obligations will be transferred, as the case may be, shall unconditionally adhere to the terms and conditions set forth in this Agreement and any other documents related hereto; and (iii) Buyer shall not be released from its obligations as main obligor hereunder, including with respect to the payment of the Purchase Price, and shall continue to be responsible for the full compliance with any such obligations.

Section 25. Severability of the Provisions

25.1. Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a consequence thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect, as if such void, voidable, invalid or inoperative provision had not been included herein. If any provision of this Agreement, or the enforcement of any provision hereof, with respect to any Person or entity or circumstance, is void or unenforceable, then an appropriate and equitable provision shall replace it, with a view towards having this Agreement implemented to the maximum extent possible for it to be valid and enforceable, in accordance with the intent and objective of such void or unenforceable provision.

Section 26. Binding Effect

26.1. Binding Effect. This Agreement is binding among the Parties and shall inure to the benefit of the Parties and their respective successors and authorized assignees.

Section 27. Public Announcements

27.1. Announcements. The announcement of the transactions contemplated herein may be made by each of the Parties in accordance with Exhibit 27.1 hereto, provided that this Section 27.1 shall not be construed as a limitation to the compliance, by Sellers, of any disclosure obligations it may have under Brazilian law or of any disclosure obligations that Buyer may have under the Laws of the Netherlands.

Section 28. Confidentiality

28.1. Confidentiality. Each of the Parties undertake to keep the confidentiality of all information, data, reports and other registries (“Information”) related to the Parties, the Companies and their Affiliates, this Agreement, its existence, terms and conditions and the content of any discussions relating to this Agreement and its subject matters, and not to reveal to any third parties without the other Party’s prior written approval, except for any of its respective agents, employees, accountants, counsel, consultants, advisors, Affiliates, officers, directors, shareholders or quotaholders (“Representatives”),

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provided that such Party obtain from its Representatives confidentiality commitments in terms similar or equivalent to those provided for herein.

28.1.1. Exceptions to Confidentiality Obligations. The confidentiality obligations set forth in Section 28.1 above shall not apply with respect to and to the extent that: (i) the Parties have previously agreed in writing with a disclosure or use of such information; (ii) such information was already disclosed to a Party or to other Persons not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party or Persons; or (iii) such information is disclosed pursuant to any requirement of Law, stock exchange’s regulations to which the Parties are subject and/or upon a request from a Governmental Authority or stock exchange, provided that (a) the disclosing Party shall promptly notify the other Party in writing, with a reasonable period of time in advance of disclosure (to the extent that it is possible), with regard to any such requirement received; and (b) the disclosure is restricted to the minimum confidential information necessary to comply with such requirement.

28.1.2. Buyer’s Business. Without prejudice of the provisions of Section 28.1 above, the Parties acknowledge and agree that such confidentiality obligation shall in no way limit the Buyer’s rights with respect to the BPC Business following the consummation of the transactions contemplated herein.

Section 29. Arbitration

29.1. Amicable Solution. In the event any and all controversies, disputes or questions of any nature arises out of or in connects with this Agreement including its existence, validity, enforceability, performance, interpretation, compliance, breach, termination or otherwise, arise between the Parties, as well as its successors at any title (“Dispute”), the Parties will endeavor its best efforts to resolve any dispute in an amicable way, by negotiations, in good faith, within a period of thirty (30) days counted from the date a written notice sent from one Party is received by the other. In case the Parties fail to reach an agreement within the deadline prescribed above the Dispute shall be resolved by arbitration under the terms of this Section 29.

29.2. Arbitration. The arbitration shall be administered by the CAM-CCBC-Center for Arbitration and Mediation of the Brazil-Canada Chamber of Commerce (“CAM-CCBC”), according to the Arbitration Rules of the CAM-CCBC in effect on the date of filling of the request for arbitration (“Arbitration Rules”) and with Law 9,307/96.

29.3. Arbitration Language. The arbitration shall be conducted in the English language and it shall take place in the City of São Paulo, State of São Paulo, where the arbitral award shall be rendered. The Parties hereby agree that evidence may be produced in Portuguese, without the need for translation.

29.4. Governing law. The arbitration shall be governed by the laws of the Federative Republic of Brazil. The Parties hereby expressly exclude any possibility of

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judgment based on equity. The decisions rendered by the arbitrators shall be final and binding upon the Parties and their successors at any title.

29.5. Arbitral Tribunal. The Arbitral Tribunal shall be composed by three (3) arbitrators (“Arbitral Tribunal”), one of whom shall be appointed by the claimant(s), and one by the respondent(s). The third arbitrator, whom shall serve as the President of the arbitral tribunal, shall be appointed, in agreement, by the arbitrators appointed by the parties (“Co-Arbitrators”), within fifteen (15) days from the appointment of the second arbitrator, according to the Arbitration Rules. If the parties to the arbitration fail to appoint an arbitrator, or if the Co-Arbitrators fail to agree on the appointment of the third arbitrator as per the Arbitration Rules, the appointments shall be made by the President of CAM-CCBC, as per the Arbitration Rules.

29.6. Expenses. The expenses of the arbitral proceedings, including, but not limited, to the administrative costs of the Chamber, arbitrator’s fees and independent expert’s fees, when applicable, shall be borne by each party as per the Arbitration Rules. Upon issuance of the arbitral award, the arbitral tribunal may determine that the winning party be reimbursed by the losing party for these expenses proportionally.

29.7. Provisional Measures. Before the constitution of the Arbitral Tribunal, any of the Parties might request provisional and/or urgent measures to the Courts. Such request shall not be construed as a waiver of the rights under this arbitration clause or a waiver of arbitration. After its constitution, all provisional and/or urgent measures shall be requested directly to the Arbitral Tribunal, and the Arbitral Tribunal may sustain, revoke or modify the order granted by the Courts. Provisional and urgent measures, as well as actions to enforce an arbitral award, when applicable, may be requested, upon the option of the interested party, (i) to the Courts with jurisdiction over the parties and/or their assets; or (ii) to the Courts of São Paulo, state of São Paulo, Brazil.

29.8. Confidentiality. The Parties agree that the arbitration shall be kept strictly confidential, and its elements (including, without limitation, the allegations of the parties, third-party statements, evidence, expert opinions and any other documents presented or exchanged during the course of the arbitral proceedings as well as any decisions rendered by the arbitral tribunal) may only be revealed to the Arbitral Tribunal, the parties, their lawyers and any other person necessary to the conduction of the arbitration, except if and to the extent that its disclosure might be required to be implemented by a Party, as a consequence of legal duty.

Section 30. Governing Law

30.1. Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

And, being therefore agreed, the Parties execute this Shares and Assets Sale and Purchase Agreement, in five (5) counterparts, of equal content and form, in the presence of the two (2) witnesses identified below.

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São Paulo, November 2nd, 2015

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Signature page of JAB Cosmetics BV of the Shares and Trademarks Sale and Purchase Agreement for the Acquisition of Novita Distribuição, Armazenamento e Transportes S.A. and Savoy Indústria de Cosméticos S.A.

JAB Cosmetics BV

/s/ Markus Hopmann	/s/ Joachim Creus
Markus Hopmann	Joachim Creus

Witnesses:

1.	/s/ Olivier Lefebvre	2.	/s/ Stefanie de Geest
	Name: Olivier Lefebvre		Name: Stefanie de Geest

Signature page of Hypermarcas S.A. Cosmed Indústria de Cosméticos e Medicamentos S.A., Novita Distribuição, Armazenamento e Transporte S.A. and Savoy Indústria de Cosméticos S.A. of the Shares and Trademarks Sale and Purchase Agreement for the Acquisition of Novita Distribuição, Armazenamento e Transportes S.A. and Savoy Indústria de Cosméticos S.A.

Hypermarcas S.A.

/s/ Claudio Bergamo dos Santos	/s/ Martim Prado Mattos
Claudio Bergamo dos Santos	Martim Prado Mattos
Chief Executive Officer	Chief Financial Officer

Cosmed Indústria de Cosméticos e Medicamentos S.A.

/s/ Martim Prado Mattos	/s/ Carlos Roberto Scorsi
Martim Prado Mattos	Carlos Roberto Scorsi
Administrative-Financial Officer	Officer

Novita Distribuição, Armazenamento e Transportes S.A.

/s/ Martim Prado Mattos	/s/ Juliana Aguinaga Damião Salem
Martim Prado Mattos	Juliana Aguinaga Damião Salem
Administrative-Financial Officer	Officer

Savoy Indústria de Cosméticos S.A.

/s/ Martim Prado Mattos	/s/ Carlos Roberto Scorsi
Martim Prado Mattos	Carlos Roberto Scorsi
Administrative-Financial Officer	Officer

Witnesses:

1.	/s/ Gabriela Elien Luz	2.	/s/ Bruna Regina S. Lins
	Name:		Name:
	RG: 44.084.075-2		RG: 49 281 1925
	CPF: 357.576.778-56		CPF: 418 531 898 05

Table of Exhibits

To the

Shares and Trademarks Sale and Purchase Agreement

Exhibit I	BPC Business Products
Exhibit A	Excluded Assets
Exhibit B	Lease Agreements
Exhibit C	Leased Real Estate
Exhibit D	Owned Real Estate
Exhibit E	Trademark Assignment Agreement
Exhibit F	Trademarks
Exhibit G	Trademarks License Agreement
Exhibit 3.4	Products in which the Lucretin Trademark is Used and which will not be transferred
Exhibit 4.2	Base Working Capital
Exhibit 4.3	Assumptions for the Special Review of the Accounts of the Working Capital by KPMG
Exhibit 4.3.3	List of Independent Account Firms
Exhibit 7.3(ii)	Bank Account for the Payment of the Trademarks Purchase Price and the Novita Shares Purchase Price
Exhibit 7.4	Power of Attorney to be granted by Hypermarcas for the management of the Trademarks between the Trademarks Closing and the Business Closing
Exhibit 8.2.1	Corporate Reorganization
Exhibit 8.2.6	Business Employees
Exhibit 8.2.9(B)	Licenses, registrations, approvals or permits to be filed with the respective Governmental Authority
Exhibit 9.1(viii)	Business Employees who cannot be terminated without justa causa
Exhibit 10.3(ii)	Draft Minutes of the General Shareholders’ Meeting of Novita, to be held on the Business Closing Date
Exhibit 10.3(iii)	Draft Resignation Letter to be delivered by Sellers’ representatives on the Business Closing Date
Exhibit 10.3(iv)	Draft Minutes of the General Shareholders’ Meeting of Savoy, to be held on the Business Closing Date
Exhibit 10.3(vi)	Draft Public Power of Attorney to be granted to the representatives of Buyer on the Closing Date
Exhibit 10.3(vii)	Draft Closing Memo
Exhibit 11.2(i)	Real estate property to be dismembered
Exhibit 11.2(ii)	Steps for the complete regularization of all competent real estate registries in order to reflect the built areas within such estate properties

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Exhibit 12.1.4(i)	List of breaches organizational documents and contracts resulting from the execution of the SPA
Exhibit 12.1.4(iii)	List of Liens to the Assets resulting from the Execution of the SPA
Exhibit 12.1.4(iv)	List of Required Governmental Approvals
Exhibit 12.1.6	Financial Statements
Exhibit 12.1.8(i)(a)	Assets subject to Liens
Exhibit 12.1.8(i)(b)	BPC Assets
Exhibit 12.1.8(iii)	List of Lease Agreements
Exhibit 12.1.9(i)	List of Intellectual Property Owned by Hypermarcas
Exhibit 12.1.9(ii)	List of Exceptions to Intellectual Property
Exhibit 12.1.12.2(a)	List of 100 largest customers of the BPC Business
Exhibit 12.1.12.2(b)	List of 30 largest suppliers
Exhibit 12.1.15(iii)	Collective Bargaining Agreements
Exhibit 12.1.15(v)	Benefit Programs
Exhibit 12.1.16	Insurance Policies
Exhibit 15.3.1	List of employees to whom the exceptions set forth in Section 15.3.1(i) shall not be applicable
Exhibit 27.1	Form of Announcements

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